UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	March 28, 2008

The 2008 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 1, 2008, for the following purposes:

(1)	to elect ten directors, each to serve for a term of one year;

(2)	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2008;

(3)	to amend the Revised Articles of Incorporation to increase the authorized number of shares of common stock from 500,000,000 to 800,000,000;

(4)	to consider and vote upon a shareholder proposal if presented at the Annual Meeting; and

(5)	to transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 21, 2008, are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important and, accordingly, you are urged to vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 1, 2008

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 1, 2008.

This Proxy Statement and our 2007 Annual Report are available at

www.up.com under the “Investors” caption link.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 1, 2008, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on or about March 28, 2008.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on February 21, 2008 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 259,882,216 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as broker non-votes) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term of not more than 90 days. Approval of Proposal Number 2 (ratification of the appointment of independent registered public accounting firm) and Proposal Number 4 (political contributions) require the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy). Approval of Proposal Number 3 (increase in authorized common stock) requires the affirmative vote of the majority of the outstanding shares of the Company’s common stock entitled to notice of and to vote at the Annual Meeting. In accordance with Utah law, abstentions and broker non-votes are treated as neither a vote “for” nor “against” and, therefore, will not affect the outcome of the vote in the election of directors and for Proposals Numbers 2 and 4, but have the same effect as a vote “against” on Proposal Number 3.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. Specific directions for using the telephone and Internet voting system are set forth on the proxy card. If your proxy is properly received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal Number 1 below and in favor of Proposal Number 2 and Proposal Number 3, and voted against Proposal Number 4. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except in certain cases where it is necessary to meet legal requirements, as in a contested proxy solicitation or where a shareholder writes comments on the proxy card. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. There are three ways you can revoke your proxy: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179, and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held through a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, prior to the Annual Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2007 Annual Report. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., LLC are $14,500 plus certain expenses.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2007, the Board met eight times. None of the directors attended fewer than 83% of the aggregate number of meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 95%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 7 require that all directors attend the Annual Meeting. In accordance with this policy, all directors attended last year’s Annual Meeting.

The Board has four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. The role of each of the committees is governed by a charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Audit Committee. The members of the Audit Committee are Mr. Card, Mrs. Hope, General (Ret.) Krulak, and Mr. McConnell. Mrs. Hope serves as chairperson of the Committee. The Committee met 12 times in 2007.

The Audit Committee operates under a written charter revised and readopted by the Board on January 30, 2007. In accordance with New York Stock Exchange (the Exchange) and Securities and Exchange Commission (the SEC) requirements and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies, the Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McConnell qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief safety officer, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements. The independent registered public accounting firm, the internal auditors, and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company, reviews the scope of audits as well as the annual audit plan, evaluates the independent registered public accounting firm through assessments of quality control procedures, peer reviews, and results of inquiries or investigations, and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the annual report to shareholders regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from and discusses with management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation, and regulatory and tax matters. In addition, the Committee reviews performance of safety programs and operations, and the Company’s compliance program and risk assessments. The Committee also oversees the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in January of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee has adopted procedures requiring the Chief Accounting Officer, at the time of appointment of the independent registered public accounting firm, to present a budget to account for three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget will be detailed as to the particular services to be provided so that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that have exceeded budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that have exceeded budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope and General (Ret.) Krulak. Mr. Dunham serves as chairperson of the Committee. The Committee met six times in 2007.

The Committee operates under a written charter and is responsible for oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, insurance programs and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McConnell, Mr. McLarty and Mr. Rogel. Mr. Donohue serves as chairperson of the Committee. The Committee met six times in 2007.

The Committee operates under a written charter and has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with the other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility to review and refer to the Board for approval compensation of the Company’s other elected executives and for executives and other employees whose salaries exceed the level specified in the By-Laws. The Committee also has direct responsibility for oversight of the Company’s executive incentive plans and determines the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. The Committee reviews the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can be fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Under its charter, the Committee has the authority to retain, approve fees for and terminate advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc., (FWC) is an outside compensation consulting firm that reports directly to the Committee. The Committee is solely responsible for the engagement and termination of this relationship. FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests FWC to update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 25 of this Proxy Statement, as well as to provide an assessment of the Committee’s performance. In addition, the Committee periodically requests FWC to make presentations on various topics such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. Under the Committee’s engagement, FWC also advises management on a limited basis to promote consistency and efficiency. The Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to ensure the materials are consistent with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for Committee consulting. A representative of FWC has attended all Committee meetings since its engagement.

The role of the CEO and Senior Vice President-Human Resources (SVP-HR) in recommending the forms and amounts of executive compensation is described on page 27 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mr. McLarty and Mr. Rogel. Mr. Rogel serves as chairperson of the committee. The Committee met two times in 2007.

The Committee, which has a leadership role regarding governance, operates under a written charter and assists management concerning matters of succession, and reviews and recommends changes in compensation for the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board as director nominees for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to promote Board independence and excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews and approves related party transactions, reviews current trends and practices in corporate governance and recommends programs pertinent to the Company for the Board’s adoption. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board evaluation, size, continuing education, retirement policy and stock ownership.

The Committee reviews director compensation periodically to assess whether the annual retainer paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC when reviewing the appropriateness of annual retainers and Committee fees. As described on page 16, FWC provided competitive data to the Committee in connection with changes made in 2007 to the compensation arrangements of the Company’s non-management directors. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in equivalents of our common stock, which is not payable until after a member's termination of service from the Board as described on page 16.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can be fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider director candidates suggested by shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2009 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 1, 2009, and ending on January 31, 2009, and should include the information specified by the nomination procedures set forth in the Company’s By-Laws and any other information that would assist the Committee in evaluating the suggested candidates. The Company’s By-Laws require shareholders to provide the following information to the Secretary of the Company: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder must also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the nomination is being made, and (iv) the candidate’s written consent agreeing to the nomination and to serve as a director if elected. The Company’s By-Laws are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

In addition to evaluating candidates suggested by shareholders of the Company, the Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time employs a search firm on behalf of the Committee to identify and help evaluate suitable candidates.

The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. The Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also emphasizes familiarity with the rail transportation industry and the Company’s customers and suppliers when considering candidates. The Committee considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function.

The Committee meets every January or February to consider the inclusion of nominees in the Company’s Proxy Statement. During this meeting the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee will consider candidates proposed by shareholders under the same standards after concluding that any such candidate proposals have been made in compliance with the requirements outlined above.

All of the nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of counsel, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to meet the Committee’s understanding of best practices and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. The Corporate Governance Guidelines and Policies are available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the section titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Number of Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Executive Sessions of Non-Management Directors. Regularly scheduled sessions of non-management directors are held at every meeting of the Board, and the presiding director for each session is rotated in alphabetical order, except the January executive session is led by the Chair of the Corporate Governance and Nominating Committee.

Parties wishing to communicate with the non-management directors may do so by writing to Presiding Director, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least four times the cash portion of the annual retainer, with such ownership goal to be reached within four years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the January Board meeting for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Compensation and Benefits Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Confidential Voting. It is the Board’s policy that all stockholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other stockholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board will receive reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company's implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Election of Directors-Majority Voting. Directors shall be elected by majority vote pursuant to the Company’s By-Laws.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the CEO and Senior Financial Officers (the Code), the Statement of Policy on Ethics and Business Conduct for employees and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. These codes of conduct are posted on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request from the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the Exchange listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of the Code on our website.

Communications with the Board

Interested parties wishing to communicate about the Company to the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the Presiding Director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process communications received through these procedures and forward such communications to directors. All communications from shareholders are forwarded directly to the appropriate Board members. If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate legal action regarding the communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board has affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Donohue, Dunham, McConnell, McLarty, Rogel, and General (Ret.) Krulak has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the Director Independence Standards adopted by the Board. Additionally, all Board Committees are comprised entirely of independent directors and all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Two of the Company’s current directors, who are also director nominees, have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Mr. Donohue and Mr. Rogel.

Mr. Donohue. In 2007, the Company made its annual $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund. The Company also made a one-time contribution of $100,000 to the Chamber’s International Business Hall of Fame during 2007. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company made its annual $100,000 contribution to the Chamber’s Leadership Fund in 2005 and 2006 and a one-time contribution of $100,000 to the Chamber in 2006 to promote a nationwide voter education program. The amount of such contributions constituted less than 1% of the Chamber’s annual revenue.

Mr. Rogel. Weyerhaeuser Company paid Union Pacific Railroad Company (the Railroad) approximately $131 million for transportation services and $118,000 for miscellaneous leases during 2007. These payments were 0.80% of Weyerhaeuser’s consolidated gross revenues of approximately $16.3 billion for 2007. Mr. Rogel is the Chairman and Chief Executive Officer of Weyerhaeuser Company. In 2006, Weyerhaeuser paid the Railroad approximately $155 million for transportation services, which represented 0.71% of Weyerhaeuser’s consolidated gross revenues for 2006. In 2005, Weyerhaeuser paid the Railroad approximately $146 million for transportation services, which represented 0.66% of Weyerhaeuser’s consolidated gross revenues for 2005.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board concluded that the Company’s contribution to the U.S. Chamber of Commerce does not confer any personal benefit on Mr. Donohue and does not affect his independence. For Mr. Rogel, the Board noted that the amounts paid to the Railroad by Weyerhaeuser were less than 2% of Weyerhaeuser’s consolidated gross revenues in 2005, 2006 and 2007, thus falling below the threshold in the director independence standards set forth below, and did not otherwise constitute a material relationship that would affect Mr. Rogel’s independence.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12 month period within the last three years any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director (a) is a current employee of a company that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that received payments from the Company, or during any of the last three fiscal years has received payments from the Company, for such services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the professional service firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family: (a) is a current executive officer of another company that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (b) is a partner, principal or member of, or is employed in a professional capacity by, any professional services firm that receives payments from the Company; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board reviews related party transactions involving directors and director nominees annually in conjunction with its director independence determinations and preparation of the annual Proxy Statement. Executive officers are required to report any transactions with the Company under the Statement of Policy: Ethics and Business Conduct (the Business Conduct Policy) that covers all the Company’s employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

In February 2007, the Board formalized the Company’s policy and procedures for reviewing related party transactions by approving the Company’s Related Party Policy. Under this written policy, all transactions with related parties are subject to approval or ratification by the Corporate

Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

If advance Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee has pre-approved certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of the Company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

There were no related party transactions reported to the Corporate Governance and Nominating Committee or the Audit Committee that require disclosure under this policy or the rules and regulations of the SEC. However, the Corporate Governance and Nominating Committee reviewed and approved or ratified the director relationships described on page 11 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Thomas J. Donohue, Erroll B. Davis, Jr., Michael W. McConnell, Thomas F. McLarty III and Steven R. Rogel.

The Compensation and Benefits Committee has no interlocks or insider participation.

PROPOSAL NUMBER 1

Election of Directors

The Board currently has ten members. The Corporate Governance and Nominating Committee of the Board proposed and the Board recommended that the ten individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to serve if elected, and the Company is not aware of any nominee who is unable or unwilling to serve. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as they shall nominate. The Board is not aware of any circumstances likely to cause any nominee for director to become unavailable for election.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results of the election; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	60	Former White House Chief of Staff	2006
Erroll B. Davis, Jr.	63	Chancellor, University System of Georgia	2004
Thomas J. Donohue	69	President and Chief Executive Officer, U.S. Chamber of Commerce	1998
Archie W. Dunham	69	Retired Chairman, ConocoPhillips	2000
Judith Richards Hope	67	Distinguished Visitor from Practice and Professor of Law, Georgetown University Law Center Professor	1988
Charles C. Krulak	66	Retired General, United States Marine Corps	2006
Michael W. McConnell	65	General Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	61	President, McLarty Associates	2006
Steven R. Rogel	65	Chairman and Chief Executive Officer, Weyerhaeuser Company	2000
James R. Young	55	Chairman, President and Chief Executive Officer, Union Pacific Corporation and Union Pacific Railroad Company	2005

The Board recommends a vote FOR the election of each of the nominated directors.

Andrew H. Card, Jr. has been a director since July 2006. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card was Vice President-Government Relations for General Motors Corporation. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 111th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan.

Erroll B. Davis, Jr. has been a director since June 2004. Mr. Davis has been Chancellor of the University System of Georgia since February 2006. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis serves as a director of General Motors Corporation and BP plc.

Thomas J. Donohue has been a director since November 1998. Mr. Donohue has been President and Chief Executive Officer of the U.S. Chamber of Commerce since September 1997. Mr. Donohue serves as a director of Sunrise Assisted Living, Inc. and XM Satellite Radio.

Archie W. Dunham has been a director since August 2000. Mr. Dunham was Chairman, President and Chief Executive Officer of Conoco, Inc., an integrated energy company, from January 1996 until August 30, 2002. He was also elected Chairman in August 1999 and was Chairman of ConocoPhillips from August 2002 until his retirement on September 30, 2004. Mr. Dunham serves as a director of Louisiana-Pacific Corporation and Pride International, Inc.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates.

Charles C. Krulak has been a director since January 2006. General Krulak was Executive Vice Chairman and Chief Administration Officer of MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired from the military in 1999 after 35 years of distinguished service in the United States Marine Corps. General Krulak serves as a director of ConocoPhillips, Phelps Dodge Corporation and Freeport-McMoRan Copper & Gold, Inc.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. Mr. McLarty has also been Chairman and President of the McLarty Companies, a family transportation business, since 1998. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company.

Steven R. Rogel has been a director since November 2000. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, and has been Chairman and Chief Executive Officer of Weyerhaeuser Company since January 1, 2008. Mr. Rogel serves as a director of Kroger Company.

James R. Young has been a director since March 2005 and our President and Chief Executive Officer since December 31, 2005. Mr. Young was elected to the position of Chairman effective February 1, 2007. Mr. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad from December 1999 until February 1, 2004 and President and Chief Operating Officer of the Railroad from February 2004 until December 31, 2005.

Director Compensation in Fiscal Year 2007

Non-Management Directors' Fees

At its September 26, 2007 meeting, the Board, upon recommendation of the Corporate Governance and Nominating Committee, reviewed and revised the compensation arrangements of the Company’s non-management directors, with such changes to be effective January 1, 2008. The Board desired to provide more competitive compensation to non-management directors so that the Company can continue to attract and retain highly qualified directors, and to satisfy the Corporate Governance

Guidelines and Policies, which state that director compensation generally should be between the median and seventy-fifth percentile of director compensation at comparable companies. FWC provided the Board and the Corporate Governance and Nominating Committee with data and information regarding compensation arrangements for directors of comparable companies. Based on this information, the Board elected to increase the annual retainer from $120,000 to $220,000 and to eliminate the annual grant of options to non-management directors. The Board, acting in accordance with the Corporate Governance Guidelines and Policies, also increased the portion of the annual retainer that each non-management director must defer into the Stock Unit Account referred to below from $45,000 to $100,000, and increased the equity interest directors must own from three to four times the cash portion of the annual retainer, to be attained within four rather than five years of joining the Board. Chairs of Board Committees continue to receive annual retainers of $15,000 each, and Audit Committee members receive an additional $10,000 each, reflecting the expanded role, responsibilities and activities of public company audit committees. Directors who are employees receive no retainers.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in either (i) a Fixed Rate Fund administered by us, (ii) a Stock Unit Account administered by us, or (iii) various accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term annual rate. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination). For amounts in the Fixed Rate Fund or Vanguard Accounts, the director may elect payment either at termination of service (or in a year selected by the director but no earlier than such termination) or in the January following retirement from the director's primary occupation. Deferred amounts may be paid, at the election of the director, in either a lump sum or in up to 15 equal annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant to each non-management director, on the date of the first Board of Directors meeting of a calendar year, an option to purchase shares of our common stock. The exercise price for each option granted is the fair market value of the common stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Fair market value means the closing price of our common stock on the date of grant. The options become exercisable after one year and the maximum term of these stock options is 10 years. Each of the non-management directors on January 30, 2007, was granted an option to purchase 1,850 shares at an option price of $96.98 per share. This option grant is reflected in the Options Awards column of the Non-Management Director Compensation Table below. Upon recommendation of the Corporate Governance and Nominating Committee, the Board eliminated the annual grant of options for 2008 and future years and no options were awarded to non-management directors in January of 2008.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 1,000 restricted shares of our common stock or restricted share units, such units to represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units unless he or she remains a director during the restricted period.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated, with respect to newly elected directors subsequent to that date, a pension plan that was maintained for directors. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2007

The following table provides a summary of compensation of our non-management directors for 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)(b)	All Other Compensation (c)		Total
Andrew H. Card, Jr.	$122,500	$0	$37,933	$1,160		$161,593
Erroll B. Davis, Jr.	127,500	0	42,048	1,160		170,708
Thomas J. Donohue	135,000	0	42,048	1,160		178,208
Archie W. Dunham	135,000	0	42,048	1,160		178,208
Judith Richards Hope	145,000	0	42,048	11,177	(d)	198,225
Charles C. Krulak	130,000	0	42,048	1,160		173,208
Michael W. McConnell	130,000	0	42,048	1,160		173,208
Thomas F. McLarty III	120,000	0	37,933	1,160		159,093
Steven R. Rogel	135,000	0	42,048	1,160		178,208

(a)	Amounts reported reflect the compensation expense of Stock Awards and Option Awards calculated in accordance with FAS 123(R) for the 2007 fiscal year. Option Awards include stock options granted in prior years. Refer to Footnote (a) to the Summary Compensation Table on page 41 for the assumptions made in calculating the compensation expense of stock options. The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units Deferred
Andrew H. Card, Jr.	1,850	1,000	608
Erroll B. Davis, Jr.	7,000	1,000	1,993
Thomas J. Donohue	19,500	1,785	7,938
Archie W. Dunham	19,500	1,000	4,603
Judith Richards Hope	15,900	1,785	7,354
Charles C. Krulak	3,950	1,000	897
Michael W. McConnell	9,750	1,000	3,552
Thomas F. McLarty III	1,850	1,000	480
Steven R. Rogel	19,500	1,000	4,403

(b)	The grant date fair value of the option award granted to each non-management director in 2007 as calculated in accordance with FAS 123(R) is $41,330.

(c)	The $1,160 represents the amount paid in 2007 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.
(d)	Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan that we sponsored. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2007 for Mrs. Hope’s participation in the health care plan was $10,737 reduced by an annual medical premium payment of $720 (deducted from her annual retainer). Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2008

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2008 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2008.

Independent Registered Public Accounting Firm’s Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2007	2006
Audit Fees	$2,961,635	$2,731,926
Audit-Related Fees	662,279	540,700
Tax Fees	3,000	23,161
All Other Fees	0	0

Total	$3,626,914	$3,295,787

Audit Fees. Audit services include the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed with the Surface Transportation Board.

Audit-Related Fees. Audit-related services include consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. Tax fees include work performed for foreign tax issues and tax software and training.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2007 and 2006.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2007. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Public Company Accounting Oversight Board Interim Standard on AU Section 380, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X. The Committee also has received and reviewed a report from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, describing all relationships between Deloitte & Touche LLP and the Company and any other relationships, including the provision of the non-audit services listed above, identified by Deloitte & Touche LLP that may adversely affect the independence of Deloitte & Touche LLP and has discussed with them their independence. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

The Audit Committee

Judith Richards Hope, Chair

Andrew H. Card, Jr.

General (Ret.) Charles C. Krulak

Michael W. McConnell

PROPOSAL NUMBER 3

Amendment to the Revised Articles of Incorporation

to Increase the Number of Authorized Shares of Common Stock

from 500 Million to 800 Million Shares

The Board of Directors recommends that shareholders consider and vote in favor of the adoption of an amendment to Article Fourth of the Revised Articles of Incorporation of the Company which would increase the authorized number of shares of common stock from 500,000,000 (as presently authorized) to 800,000,000 shares. The Board of Directors unanimously voted to approve this amendment and to recommend that shareholders approve it.

The first paragraph of Article Fourth of the Revised Articles of Incorporation, as it is proposed to be amended, is as follows:

"FOURTH: The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 820,000,000 shares which shall be divided into two classes as follows:

20,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

800,000,000 shares of Common Stock (Common Stock) of the par value of $2.50 per share."

As of February 21, 2008, 276,402,984 shares of common stock were issued and outstanding of which 16,520,768 shares of common stock were held as treasury shares, and approximately 17,387,948 shares were reserved for future issuance under the Company’s employee stock plans, of which approximately 8,088,098 shares are covered by outstanding stock options and approximately 1,512,194 shares are subject to retention stock awards and performance stock awards. As a result, the number of shares of common stock available for issuance, after taking into account shares reserved for issuance under the Company’s employee stock plans, is 213,129,544.

The Board believes that the availability of additional authorized shares of common stock will provide the Company with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, acquisitions, stock splits (including splits effected through the declaration of stock dividends) or other distributions. The Board has not authorized the Company to take any action with respect to the shares that would be authorized under this proposal.

In addition, an increase in the amount of common stock authorized by the Company's Revised Articles of Incorporation is necessary for the Company to have flexibility to declare a stock split. Without approval of the proposed amendment, the Company would not have sufficient authorized capital stock to declare a stock split. Increasing the number of shares of common stock that the Company is authorized to issue would give the Company the flexibility to maintain a reasonable stock price utilizing a stock split.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, the proposed amendment may have the effect of discouraging unsolicited takeover attempts. The Board is not aware of any attempt to take control of the Company, and would act in the best interest of shareholders if any attempt was made. The proposed amendment has been prompted by business and financial considerations.

Once the proposed amendment is approved, no further action by the shareholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that the Company is authorized to issue. The last increase in the number of authorized shares of common stock was approved by the shareholders in 1992.

If the proposed amendment is adopted, it will become effective upon filing of Articles of Amendment to the Company's Revised Articles of Incorporation with the Utah Secretary of State. However, even if the Company's shareholders approve the proposed amendment to the Company's Revised Articles of Incorporation, the Board retains the discretion under Utah law not to implement the proposed amendment.

Vote Required for Approval

The affirmative vote of the majority of the outstanding shares of the Company's common stock entitled to notice of and to vote at the Annual Meeting is required to amend the Revised Articles of Incorporation.

The Board recommends a vote FOR approval to amend the Revised Articles of Incorporation to Increase the Number of Authorized Shares of common stock from 500,000,000 to 800,000,000 shares.

PROPOSAL NUMBER 4

Shareholder Proposal Regarding Political Contributions

The Office of the Comptroller of the City of New York, 1 Centre Street, Room 736, New York, NY 10007, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, the collective beneficial owners of 756,287 shares of the Company’s common stock, have submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Resolved, that the shareholders of Union Pacific (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Union Pacific, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of the company and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Union Pacific contributed at least $3.3 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://followthemoney.org/index.phtml)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Dell, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program to educate and inform public officials about the Company’s position on issues significant to the Company’s business. While the Company believes political contributions represent a valuable element of that program, it is important to note that the majority of Company-related political contributions, including contributions to federal officials, come from funds voluntarily contributed to the Company’s political action committee, the Fund for Effective Government (FFEG), by employees, not from corporate funds.

The activities of the FFEG are subject to regulation by the federal government, including detailed disclosure requirements. For example, pursuant to federal law, the FFEG files monthly reports with the Federal Election Commission reporting all political contributions. Political contributions by the FFEG and the Company also are subject to regulation at the state level. Moreover, recipients of these political contributions generally must disclose the identity of donors and the amount of their contributions. Therefore, the Board believes that ample disclosure exists regarding Company-related political contributions and that such disclosures should alleviate any concerns pertaining to the transparency of activities discussed in this proposal. Accordingly, the Board believes that the preparation of the reports requested in this proposal would result in an unnecessary and unproductive use of Company resources.

Based on the above, the Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of February 21, 2008, by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the section of this Proxy Statement entitled Executive Compensation), (iii) each director or director nominee and (iv) all current directors and Named Executive Officers as a group. The table also sets forth ownership information concerning Stock Units, the value of which is measured by the price of the common stock. Stock Units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Number of Shares Beneficially Owned (a)	Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	3,350	608	*
Erroll B. Davis, Jr.	8,053	1,993	*
Thomas J. Donohue	21,544	7,938	*
Dennis J. Duffy	333,094	42,514	*
Archie W. Dunham	20,617	4,603	*
J. Michael Hemmer	51,286	29,427	*
Judith Richards Hope	20,385	7,354	*
Robert M. Knight, Jr.	182,011	37,439	*
John J. Koraleski	254,639	32,891	*
Charles C. Krulak	4,972	897	*
Michael W. McConnell	10,750	3,552	*
Thomas F. McLarty III	2,850	480	*
Steven R. Rogel	20,500	4,403	*
James R. Young	724,570	154,992	*
Dodge & Cox (c)	15,344,733	0	5.8%
Barclays Global Investors, NA, and Affiliated Companies (d)	14,034,477	0	5.3%
All current directors and Named Executive Officers as a group (14 people)	1,658,621	329,091	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 21, 2008, upon the exercise of stock options as follows: Mr. Card 1,850; Mr. Davis 7,000; Mr. Donohue 19,500; Mr. Duffy 157,396; Mr. Dunham 19,500; Mr. Hemmer 33,704; Mrs. Hope 15,900; Mr. Knight 137,522; Mr. Koraleski 100,727; General Krulak 3,950; Mr. McConnell 9,750; Mr. McLarty 1,850; Mr. Rogel 19,500; Mr. Young 570,671; and all current directors and Named Executive Officers as a group 1,098,820. Also included in the number of shares owned by Messrs. Duffy, Hemmer, Knight, Koraleski and Young are 80,258; 9,137; 19,818; 19,884 and 79,772 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment.

(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 16. These units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules. These amounts for the Named Executive Officers consist of 42,514; 29,427; 37,439; 32,891 and 154,992 unvested retention stock units owned by Messrs. Duffy, Hemmer, Knight, Koraleski and Young and awarded under Company stock plans. These units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)

Based solely upon information contained in Schedule 13G filed on February 8, 2008. This holder has sole and shared voting power over 14,498,608 and 36,200 of these shares, respectively, and sole and shared dispositive power over 15,344,733 and 0 of these shares, respectively. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(d)	Based solely upon information contained in Schedule 13G filed on February 5, 2008. The ownership of Barclays Global Investors, NA, and Affiliated Companies is set forth below. None of the companies has shared voting power or shared dispositive power over the shares held.

Company Name and Address	Sole Voting Power	Sole Dispositive Power
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	8,303,687	10,067,371
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,702,151	1,702,151
Barclays Global Investors, Ltd 1 Royal Mint Court London, EC3N 4HH	1,373,124	1,616,679
Barclays Global Investors Japan Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan	471,188	471,188
Barclays Global Investors Canada Limited 161 Bay Street, Suite 2500 Toronto, Ontario, Canada M5J 2S1	177,088	177,088

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require the CEO to hold seven times annual salary and the other Named Executive Officers to hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2007, all of the Named Executive Officers have met their stock ownership targets described above.

Trading in Derivatives of our Common Stock

Executive officers (including the Named Executive Officers) subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 (Exchange Act) are generally prohibited from, and the Compensation and Benefits Committee discourages, (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership target as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (Eligible Shares);

•	Eligible Shares may only be sold pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, and that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel's office,

•	has been disclosed to the public in a manner determined by the General Counsel's office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel's office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares the executive officer has disclaimed for Section 16 reporting purposes. All of the reporting obligations of the executive officer under Section 16 of the Exchange Act apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Strategy

Our compensation programs for the Named Executive Officers are guided by the following principles:

•

Competitive Compensation—We design compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

•

Pay for Performance—Under our compensation programs, a significant portion of the executive’s compensation is at-risk and tied to annual and long-term corporate performance. Our compensation programs allow us to reflect individual performance, management effectiveness and qualitative factors, which we may not always be able to measure or quantify with precision, but which nonetheless contribute to the Company’s performance.

•

Alignment with Shareholder Interests—By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and, therefore, aligns the interests of management with those of our shareholders.

Company Performance Overview for 2007

Our Company’s achievements in 2007 reflect the leadership and efforts of our senior management team under the direction of Mr. Young. Each Named Executive Officer played an integral role in the oversight and execution of the Company’s strategic initiatives and the operational improvement throughout the organization.

The Company operated a safer railroad, improved customer service and operations, and achieved many financial milestones. Revenue, operating income, and net income all reached record levels for the second consecutive year.

Despite the challenges of a slower economy, we generated total revenue of $16.3 billion. Improved pricing and fuel cost recovery drove this record revenue. We also achieved record operating income of $3.4 billion in 2007, improving 17% from the previous year. Our operating ratio improved over 2 points for the year, demonstrating improved network performance and productivity initiatives. Our financial condition also improved as evidenced by free cash flow after dividends of $487 million on the strength of record cash from operations of $3.3 billion.1 Additionally, our financial performance drove a 0.5 point improvement in our annual return on invested capital, as adjusted (ROIC).2 These results translated into a 37% year-over-year increase in our stock price to $125.62 as of December 31, 2007. In addition, we increased quarterly dividends payable to our shareholders 47 percent.

In 2007, we significantly improved the fluidity and efficiency of our transportation network. Continued focus on increasing velocity, improving asset utilization, and expanding capacity were key drivers of our operational improvement. We reduced average terminal dwell time and improved car utilization, both of which indicate better asset utilization. We also increased average train speed with ongoing enhancements to our Unified Plan (a comprehensive and continuous review and restructuring of our transportation plan that began in 2005) and implementation of terminal processing initiatives,

[1]

Free cash flow is not considered a financial measure under accounting principles generally accepted in the United States (GAAP) by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company's 2007 Annual Report on Form 10-K.

[2]

ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s 2007 Annual Report on Form 10-K.

including CIMS (Customer Inventory Management System). These improvements translated into better customer service in 2007. We survey our customers in connection with determining our Customer Service Index, which was 79 in 2007, a seven point improvement.

The Company operated a safer railroad in 2007 in all three safety areas—employee, public and customer. Our employee incident rate per 200,000 man-hours continued to decline as we reached a historic low. The number of grade crossing incidents decreased 9%, despite the combination of increased highway traffic and urban expansion. In addition, the momentum continued from 2006 as we reduced derailment incidents another 14%, with associated costs declining 13%.

Compensation Overview

The Compensation and Benefits Committee of the Board of Directors (Committee) reviews and approves the compensation of all of the Named Executive Officers. Our CEO provides the Committee with his analysis of the performance of our Named Executive Officers (excluding the CEO) and his recommendations for their compensation. The Committee also receives information and recommendations from a compensation consultant. For more information on the operation of the Committee, see the Compensation and Benefits Committee section on pages 4 and 5 of this Proxy Statement.

The Committee reviews Total Direct Compensation for each of the Named Executive Officers on an annual basis in January, and may also reassess Total Direct Compensation during the year in connection with a promotion or significant changes in responsibilities. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, retirement benefits and potential change-in-control severance payments. Total Direct Compensation consists of (i) a cash component (Total Cash Compensation) comprised of base salary and annual cash bonus, if any, and (ii) a stock-based component under our long-term incentive compensation programs, which include performance-based stock units that are earned based upon improvement in our ROIC. Each component is described more fully below. The annual cash bonus is highly variable, ranging in recent years from zero for all Named Executive Officers to an amount that exceeds the executive's base salary. Our long-term incentive program currently consists of stock units linked to long-term performance goals, retention stock units and stock options. As a result, the value of the long-term compensation elements is tied directly to shareholders’ interests. Collectively, these programs are designed to motivate our executives toward consistent superior performance. We also provide post-employment compensation arrangements that are designed to promote our executives’ long-term commitment to the Company.

Competitive Market Review

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the Named Executive Officers against competitive market information. To assess competitive market information, the Committee looks primarily to competitive market benchmarks among a group of peer companies, and supplements this information with survey data on a broader group of companies with revenues greater than $10 billion.

Salaries are benchmarked against proxy statement data from the peer group described below and national survey data submitted by companies from various industries with revenues greater than $10 billion and published in the aggregate. The Company purchases three national surveys from independent third parties. A list of companies that participate in these three surveys is attached as Appendix A to this Proxy Statement. The Committee generally seeks to establish base salaries below the median of this broader group of surveyed companies, reflecting the Committee’s philosophy that a greater proportion of the cash component of our executive's compensation should be at-risk.

The Committee benchmarks Total Cash Compensation and Total Direct Compensation against a peer group of comparable companies. The Committee, with the assistance of its consultant, selected a peer group of comparable companies (Peer Group), including major U.S. railroads and industrial companies in different lines of business with similar revenues, net assets or market capitalization, and with executives who manage operations of comparable scope and complexity to those of the

Company. The Committee and its consultant periodically review this Peer Group and add or eliminate companies as they deem appropriate based on the factors set forth above. Our Peer Group currently consists of 13 companies:

Alcoa	American Electric Power	Burlington Northern Santa Fe
CSX	Entergy	FedEx
Halliburton	Honeywell International	International Paper
Norfolk Southern	Northrop Grumman	Waste Management
Xerox

Within the Peer Group, the Committee particularly focuses on the competitive pay for railroad executives and the performance of other comparable railroads. In comparing our executive positions with comparable positions at companies within the Peer Group, the Committee and its consultant review and consider any adjustments that may be required to account for significant differences in functional responsibilities.

The Committee targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and determines compensation within that range based upon performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its performance goals and other factors, including the individual performance of each Named Executive Officer and his or her position relative to the Company’s current internal pay structure.

Management’s Role in the Compensation Process

Management’s role in the compensation process is twofold. First, management conducts its annual operating planning process that allows management to determine and recommend performance criteria for the annual cash bonus and long-term incentive compensation programs for the upcoming performance year. Second, the CEO and SVP-HR make recommendations to the Committee regarding the Total Direct Compensation of the other Named Executive Officers based upon a review and consideration of Company performance and the performance of each Named Executive Officer for the past year.

Management’s planning process for developing our annual operating plan encompasses all departments and includes the consideration of many quantitative and qualitative factors, including the Company’s financial results and Railroad operations during the prior year; safety, business and leadership initiatives; customer service; strategic initiatives; economic indicators; forecasted demand and volume growth; capital expenditures; competitive market; and business forecasts. An integral part of this operating planning process is the establishment of departmental goals and objectives and individual goals and objectives for the Named Executive Officers and other executives that together provide us the framework to meet the performance objectives of the Company’s annual operating plan.

In January of each year, management presents the proposed operating plan to the Board. Based on the Board’s approval of the Company’s operating plan, the CEO and SVP-HR, propose to the Committee suggested performance criteria and targets for the performance stock units for the upcoming year. Subsequent to Board approval of the operating plan, the Committee reviews these compensation proposals and makes a recommendation to the Board of Directors for approval. Periodically during the year, the CEO reviews year-to-date performance with each of the other Named Executive Officers.

At the end of the performance year, the CEO reviews the performance of the other Named Executive Officers and competitive data of Total Direct Compensation prepared by the SVP-HR (and reviewed by the Committee’s consultant) prior to making recommendations for consideration by the Committee. Management, including the CEO and SVP-HR, reviews the Company’s performance and proposes to the Committee amounts for annual bonuses for each of the Named Executive Officers, other than the CEO, which determination is reserved for the Committee taking into account the advice of its consultant. The Committee’s consultant presents to the Committee competitive analyses regarding the Total Direct Compensation of the CEO, which the consultant performs without any participation of, input from or prior review by the CEO.

Finally, prior to consideration by the Committee and, as necessary, the Board, the CEO reviews any recommendations that the SVP-HR (with any input from the consultant) may make regarding the compensation mix, award types, vesting requirements, targeted percentiles, and any other features of the Company’s compensation arrangements applicable to the other Named Executive Officers.

Compensation Elements

Total Direct Compensation includes the following basic compensation elements: (i) base salary, (ii) annual “at-risk” cash bonus, and (iii) long-term incentive compensation, which is comprised of performance and retention components, including performance stock units, retention stock units and stock options. The Named Executive Officers do not have employment agreements with the Company.

Base Salary

We pay base salary to provide a stable source of income for performing job responsibilities, but not at a level that undermines the objectives of our performance-based compensation programs. The Committee reviews the base salaries of the Named Executive Officers in January of each year.

The CEO and the SVP–HR review base salaries and prior year performance and accomplishments for the Named Executive Officers, other than the CEO, and provide the Committee a base salary recommendation for the coming year for each Named Executive Officer. The Committee considers these base salary recommendations from management (except with respect to the salary of the CEO, which is not subject to recommendations from management). The Committee, with input from its consultant and the Board’s review of the CEO evaluation, alone assesses the base salary of the CEO. When the Committee reviews these base salary recommendations, it primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) the competitive benchmarking data and (vi) internal benchmarking relative to the Company’s pay structure. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment and applies no specific weights to the above factors with respect to each Named Executive Officer. The base salary decisions for our Named Executive Officers are described below in the section entitled Named Executive Officer Compensation for 2007.

Annual Cash Bonus

We pay an annual cash bonus in order to link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and to reflect individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including our Named Executive Officers. Although specific business objectives (focusing on safety, service and financial performance) are communicated to the Company as a whole based on the operating plan developed by management and presented to the Board, no specific performance measures exclusively drive executive bonuses. Instead, we pay bonuses to our Named Executive Officers on a discretionary basis. We believe this is an effective way to reinforce our pay-for-performance philosophy, as annual bonuses are based upon (i) in large part, the Company’s performance, and (ii) the review by the CEO and the Committee of the executive’s performance during the period. As noted above, this results in the annual cash bonus being highly variable, ranging in recent years from zero for all Named Executive Officers to an amount that exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the named executive officers or the top 5 listed officers for the applicable performance year versus the Company’s diluted earnings per share (EPS) as reported under GAAP.

(1)	Represents the average annual cash bonus reported for the named executive officers or the top 5 listed officers for the applicable Performance Year. For Performance Year 2004, no bonuses were paid to Company executives. For Performance Year 2006, the Company had a separate Chairman and CEO that earned bonuses.
(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the Named Executive Officers within a range of the 50th to 75th percentile of our Peer Group based on performance. Depending primarily on the position of the Named Executive Officer, Company-level performance and individual performance, this results in between 50% and 75% of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO and the SVP–HR review corporate, operational and individual accomplishments and job performance for the Named Executive Officers, other than the CEO, and provide the Committee an annual cash bonus recommendation for each Named Executive Officer. The Committee considers these recommended amounts and may make adjustments in its discretion. The Committee, with input from its consultant and the Board’s review of the CEO evaluation, alone assesses and determines the bonus for the CEO.

Long-Term Incentive Compensation

We award long-term incentive compensation to encourage executives to manage for long-term business success and continue their employment with the Company. Currently, the Company’s long-term compensation is entirely equity-based, which together with the Company’s stock ownership requirements and other policies provides motivation to enhance shareholder value and meet the Company’s financial objectives. The components of long-term incentive compensation are:

•	performance stock units, which we award based on ROIC improvement over a three-year period;

•	retention stock units, which vest over a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 33) and that vest ratably over a three-year period.

Each of these components of long-term incentive compensation is addressed below.

The Committee’s objective is for long-term incentives generally to comprise between 50% and 70% of each Named Executive Officer’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for our Named Executive Officers to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO and the SVP–HR recommend to the

Committee an aggregate value of long-term incentive awards for each of the Named Executive Officers (other than the CEO, a determination reserved for the Committee, taking into account advice from its consultant). The Committee considers these recommendations and determines the final amount of awards for each of the Named Executive Officers. The long-term incentive awards for the Named Executive Officers and a description of the terms of these awards are set forth on pages 43 and 44 in the Grants of Plan Based Awards in Fiscal Year 2007 Table and accompanying narrative discussion.

The Committee periodically reviews the mix of the Company’s long-term incentive compensation with its consultant. Our long-term incentive program for the Named Executive Officers generally includes the following targeted mix of equity compensation based on grant date fair value: 25% performance stock units, 25% retention stock units and 50% stock options. The actual value of each component of equity compensation awarded may vary to some degree from this targeted mix depending on Company and individual performance and retention risk regarding an executive. Our retention stock unit awards vest over a four-year period and performance stock units vest over a three-year period. Stock options pro-rata vest over three years to augment the performance and retention elements of our compensation mix.

Performance Stock Units

The Committee utilizes performance stock units to motivate, reward, and retain executives who make significant contributions to achieve the Company’s financial and operational goals, promote and closely align the interests of the Named Executive Officers and other executives with those of our shareholders, and help ensure that executive compensation remains competitive with our industry peers and companies with which we compete for executive talent.

In 2006, the Committee adopted the current structure for awarding performance stock units to provide sustained long-term incentives to the executives. Under the current arrangement, the Committee will, on an annual basis, adopt a new three-year plan. Each new three-year plan will include new performance targets, and successive plans will overlap existing plans so that there will be three overlapping plans in place beginning in 2008. These overlapping three-year plans may have different performance targets during the same calendar year. The Committee sets the value of each three-year plan taking into consideration the existence of the overlapping plans with the goals of (i) encouraging and better rewarding sustained long-term performance, (ii) providing a more flexible mechanism for establishing long-term compensation to help ensure that executive compensation remains competitive and mitigates the impact of an unexpected event or unusual performance in any single year, and (iii) retaining executives. Under this plan structure, the Committee can set new performance targets from year-to-year to reflect the Company’s business objectives and the current business climate and provide competitive long-term compensation that includes incentives for sustained performance.

In January 2007, similar to January 2006, the Committee awarded our Named Executive Officers performance stock units subject to attainment and certification of performance targets and continued employment for three years from the date of grant. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to such executive based on the average of the first two years of performance achieved. During year three of the Performance Period, the executive may earn up to 200% of the target number of stock units (less any units earned in years one and two) granted to that executive based on the average of all three years of performance achieved. Stock units that have been earned during the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and will accrue dividend equivalents between the time they are earned and the payment date. At its meeting in January 2008, the Committee awarded the Named Executive Officers performance stock units with the same terms as the 2006 and 2007 grants discussed above, except the Committee raised the performance targets.

The performance criteria for these awards is annual return on invested capital, as adjusted (ROIC), for a three-year period (Performance Period). We define ROIC as net operating profit after taxes divided by average invested capital. ROIC may be adjusted by the Committee to reflect the effect of special transactions or events, such as significant gains on the sale of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is a key measurement that indicates the success of the Company in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board focuses on ROIC as a key area for Company improvement. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	Threshold	Target	Maximum
2006 – 2008	6.0%	7.0%	9.0%
2007 – 2009	8.1%	8.6%	9.6%

As reported in the Company’s Annual Report on Form 10-K, ROIC was 8.2% and 8.7% for the years ended December 31, 2006 and December 31, 2007, respectively. Performance stock units earned under the 2006 and 2007 grants for each of the Named Executive Officers are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2007 Fiscal Year-End Table on page 44.

Retention Stock Units

The Committee believes that retention stock units ensure consistency of leadership at the Company by retaining key executives in a competitive labor market. Although equity awards in general include an element of performance incentive, the Committee awards retention stock units primarily to encourage continuity of management. At its meeting in January every year, the Committee approves retention stock units to the Named Executive Officers. Retention stock generally vests over a four-year period based on continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company.

Stock Options

The Committee believes that stock options include both retention and performance elements and, therefore, serve as an important element of long-term compensation. The amount executives realize under stock option grants is directly tied to the future performance of the Company’s stock, aligning the interests of executives with those of the Company’s shareholders. At the same time, the stock options become fully exercisable only if the executive remains an employee through the three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the Named Executive Officers, receive certain perquisites, including annual physical exams, tax and financial counseling services, personal excess liability coverage, and executive life insurance. The value of perquisites provided to the Named Executive Officers by the Company is not a significant portion of Total Direct Compensation of each of the Named Executive Officers on an annual basis. Pursuant to the Company’s security policy, the CEO is required to use Company aircraft for all air travel, whether personal or business, and the Committee believes the requirement to be in the best interest of the Company, as it provides security, improves Company access to the CEO while traveling, and enhances the effectiveness and efficiency of our CEO. For 2007, the incremental costs of perquisites for any Named Executive Officer did not exceed $35,000. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the CEO, the Committee does not consider perquisites in their analysis of Total Direct Compensation.

Post-Termination Compensation and Benefits

Post-termination compensation and benefits consist of the following elements: deferred compensation, pension, and our change-in-control plan.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. The Company and the Committee believe that deferred compensation arrangements are important benefits that contribute to our competitive compensation arrangements and help attract executives. Our deferred compensation programs allow for deferral of salary and bonus as well as deferral of performance stock units and retention stock units, which accrue earnings during the deferral period as described on page 49. As noted above, we require Named Executive Officers to defer all of their retention stock units (which are not performance based) so long as they are employed by the Company. We do not fund these accounts, and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any future inability of the Company to pay these accounts. More detailed descriptions of the features of our non-qualified deferred compensation plans are set forth beginning on page 48.

Pension Plan and Supplemental Pension Plan

We sponsor a tax qualified defined benefit Pension Plan and an excess Supplemental Pension Plan. The Company and the Committee believe that our defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the Named Executive Officers) provide our employees with a competitive retirement benefit. We offer a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under our defined benefit Pension Plan. Benefit amounts are based on years of service, salary, bonus and the age at which the employee elects to retire. More detailed descriptions of our Pension Plan and Supplemental Pension Plan are set forth on pages 47 and 48.

Change-in-Control Arrangements

The Named Executive Officers do not have individual severance agreements. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and continuing operations of the Company in the event of a change in control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event employment with the Company is terminated within two years following a change in control.

The Continuity Plan currently provides severance benefits to twenty-six senior level executives, including the Named Executive Officers, in the event (i) a change-in-control occurs, and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change in control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others – with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives except for the multiple used to determine the executive’s lump sum severance payment. The lump sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Mr. Young and two times this sum for each of Messrs. Knight, Duffy, Koraleski and Hemmer. The Committee determined these multiples based upon competitive practices at the time the plan was adopted.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance

Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the Named Executive Officers upon a change in control, as well as a description of the Continuity Plan are set forth on pages 51-54.

Other Aspects of Our Compensation Program

Company Grant Practices

All performance stock units, retention shares, retention stock units and stock options are granted for all executive and management employees on the day the Committee and the Board, as applicable, approves the stock unit or share award or stock option. The exercise price of all stock options granted before January 2007 was based on the average high and low trading price of our stock on the date of grant. Beginning with stock options granted in January 2007, the Committee changed the exercise price to the closing price of our stock on the date of grant. Employees are not allowed to select the effective date of stock option grants, and the Committee does not time its approval of stock option grants around the release of any material non-public information.

Prohibition on Stock Option Repricing

Our 2004 Stock Incentive Plan provides that, without the approval of shareholders, outstanding stock options may not be repriced. Moreover, the Company has not repriced stock options and, although there remain stock option awards outstanding under other prior stock plans that do not prohibit the Committee from repricing stock options, the Committee’s philosophy is the same and it does not intend to reprice any outstanding options. Additionally, neither the Company nor the Committee has ever back-dated stock options to maximize value to the recipients.

Recoupment Policy for Financial Restatement

In February 2007, the Board of Directors adopted a policy that authorizes the Board, in consultation with the Audit Committee, to examine circumstances surrounding a restatement of all or a portion of our financial statements. The Board, in consultation with the Compensation and Benefits Committee, may make retroactive adjustments to any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement of our financial statements. The Board will take appropriate action to recover any amount determined to have been inappropriately received by the individual executive.

Deductibility of Performance-Based Compensation

The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under section 162(m) of the Internal Revenue Code, as amended (the Code), annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of section 162(m) of the Code for performance-based compensation. However, salary, taxable perquisites and other taxable compensation is not deductible to the extent that it exceeds $1 million in any year for the CEO and other Named Executive Officers (excluding the CFO), and the Committee may award other forms of non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives. In order to allow for tax deductibility of the annual cash bonus, our shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive.

Tally Sheets

A Tally Sheet is regularly provided to the Committee. The Tally Sheet includes the current and three-year historical Total Direct Compensation and Peer Group data for the Named Executive Officers. The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the Named Executive Officers.

Named Executive Officer Compensation for 2007

The Committee, with the assistance of its consultant, assesses Company and individual performance and, based upon this assessment, determines Total Direct Compensation, including Total Cash Compensation, for each of the Named Executive Officers. As part of its overall compensation strategy (as explained on page 25), the Committee established a range of the median and the 75th percentile for both Total Cash Compensation and Total Direct Compensation as compared to companies in the Peer Group. In connection with determining Total Direct Compensation, the Committee considered the Company’s safety record, customer service, and financial performance. The Committee reviewed various metrics and performance measures within these three critical areas, which are important indicators of the overall success of the management team with respect to executing the Company’s operational plans (see page 25 for a summary of the Company’s results for 2007).

The Committee’s compensation decisions with respect to each Named Executive Officer were based primarily on the overall performance of the Company, in addition to a review of quantitative and qualitative elements of individual performance and the achievement of goals and objectives. Based upon this review and assessment, the Committee, exercising prudent judgment and without using any formulas or assigning specific weight to any one factor of Company or individual performance, determined the following compensation for the CEO and the other Named Executive Officers for 2007 and set certain aspects of their compensation for 2008.

Mr. Young, Chairman, President and Chief Executive Officer

In 2007, Mr. Young completed his second year as CEO and his first full year as Chairman. As part of its analysis, the Committee considered guidance from its consultant and the overall performance of the Company and Mr. Young’s leadership. The Committee reviewed the Company’s strategic direction and Mr. Young’s execution of that strategy during the year through his individual efforts and leadership of his management team and the Company. The Committee’s assessment of Mr. Young’s performance included the consideration of the following factors:

•

Significant improvement of financial results – the Company met or exceeded financial performance expectations and set quarterly and annual records in many categories. Under Mr. Young’s leadership, the Company produced substantial benefits for its shareholders, including strong financial performance, significant appreciation of the value of the Company’s stock during the year, a significant dividend increase, and share repurchases under the Company’s share repurchase program.

•

The Company improved its safety performance, making the railroad safer for its employees, the public, and its customers. The Company reduced its employee incident rate per 200,000 man-hours to a record low and significantly decreased the number of grade crossing incidents and derailments during the year, all of which resulted substantially from targeted efforts to meet long-term safety goals.

•

Mr. Young played an extensive role in addressing important regulatory and legislative issues facing the Company and its railroad peers; he provided testimony before Congress and regulatory committees and met with legislators, government officials, and regulators regarding various aspects of rail transportation and regulation that could have a significant impact on the operations and financial performance of the Company, the rail industry, and the U.S. economy.

•

Mr. Young and his management team improved operations and customer service. The Company achieved improvement in average train speed, reduced terminal dwell time, and significantly increased the Customer Satisfaction Index, which is the Company’s key measurement of customer service. Under Mr. Young’s leadership, the Company continued to improve operations and asset utilization, by continuing to implement CIMS, continuously reviewing and improving the Company’s transportation plan and the operations of its yards and facilities, and effectively designing and executing the Company’s significant capital expenditure plan.

•

Mr. Young continued to meet with customers to understand their needs and concerns and to convey the Company’s commitment to improve service and expand capacity, as long as returns are sufficient to make these improvements.

Based on the Committee’s analysis of Mr. Young’s leadership, the Company’s performance, the factors identified above, and Peer Group comparison, the Committee determined his compensation as outlined below.

Base Salary. The Committee reviewed Mr. Young’s base salary of $1,100,000 in January 2008. Mr. Young’s base salary for 2007 was below the median of base salaries of CEOs in our Peer Group. Consistent with its philosophy of keeping a majority of the CEO’s compensation at-risk, the Committee set Mr. Young’s base salary at $1,150,000, effective March 1, 2008.

Annual Cash Bonus. The Committee determined that Mr. Young’s 2007 performance merited a bonus of $2,650,000, which, when considered with his 2007 base salary of $1,100,000, placed his Total Cash Compensation for 2007 between the median and the 75th percentile of total cash compensation of CEOs in our Peer Group based on the most recent comparable information available.

Long-Term Incentive Compensation. Mr. Young’s 2007 long-term incentive compensation awards placed his Total Direct Compensation between the median and the 75th percentile of total direct compensation of CEOs in our Peer Group for 2007.

The Committee, recognizing Mr. Young’s relatively short tenure as CEO, determined that a significant portion of his compensation for 2008 should be long-term incentive compensation in the form of various equity awards. This determination also reflects the Committee’s desire to align Mr. Young’s compensation with shareholder priorities, including total shareholder return and ROIC. As a result of the Committee’s favorable review of Mr. Young’s performance and the Company’s performance for the year, the Committee awarded Mr. Young long-term incentive compensation nearly twice the size of his annual cash compensation. The Committee set new ROIC performance targets for the 2008 grant of performance stock units (the other terms of the grant are identical to the terms applicable to the performance stock units granted in 2006 and 2007). Mr. Young received the following performance stock units:

Threshold	Target	Maximum
7,515	15,030	30,060

The remaining long-term incentive compensation awarded to Mr. Young includes 15,029 retention stock units and 140,520 stock options. These grants are consistent with the Committee’s stated objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options.

Mr. Knight, Executive Vice President Finance and Chief Financial Officer

Mr. Knight is responsible for all financial activities of the Company and the Railroad, including the functional operations of treasury, accounting, tax, investor relations, insurance and real estate. The Committee determined Mr. Knight’s compensation based on its subjective assessment of

Mr. Knight’s individual performance and the overall performance of the Company during the year. The Committee carefully considered the compensation recommended for Mr. Knight by the CEO, which was based on the CEO’s review and subjective assessment of Mr. Knight’s performance throughout the year. Among the factors considered by the CEO, and discussed with the Committee, in the assessment and review of Mr. Knight’s performance were the following:

•

Under Mr. Knight’s leadership and oversight, the Company conducted a comprehensive review and analysis of all of its departments and activities to identify opportunities to increase productivity, eliminate redundancies, and decrease operating expenses, which contributed to our record financial results.

•	Mr. Knight effectively fulfilled his fiduciary role of overseeing the Company’s financial accounting and reporting functions, providing for the ongoing integrity of these critical functions.

•	Mr. Knight and his team effectively communicated the Company’s financial condition and performance to the investment community and the Company’s shareholders during the year.

Based on the subjective review of Mr. Knight’s performance, including the factors identified above, the CEO’s recommendation, and Peer Group comparison, the Committee determined Mr. Knight’s compensation described below.

Base Salary. Mr. Knight had a base salary of $420,000 as of March 1, 2007. Mr. Knight’s base salary for 2007 was below the median of base salaries of CFOs of the Peer Group companies and the broader group of survey companies. The Committee increased Mr. Knight’s base salary for 2008 by $35,000 to $455,000, effective March 1, 2008.

Annual Cash Bonus. Based upon the CEO’s review and recommendation, the Committee determined that Mr. Knight’s performance and the Company’s overall performance during the year merited a bonus of $925,000, which, when added to his base salary for 2007, placed his Total Cash Compensation between the median and the 75th percentile of total cash compensation of CFOs in our Peer Group based on the most recent comparable information available.

Long-Term Incentive Compensation. Mr. Knight’s 2007 long-term incentive compensation awards placed him slightly below the median of total direct compensation of CFOs in our Peer Group, which reflects Mr. Knight’s relatively short tenure as CFO.

The CEO recommended to the Committee that Mr. Knight’s long-term incentive compensation for 2008, when considered with his Total Cash Compensation, be set within the third quartile of CFOs in our Peer Group based on the most recent comparable information available. The CEO based this recommendation on his subjective review of Mr. Knight’s performance and the Company’s overall performance during the year, in addition to the desire to provide equity compensation, including long-term incentive compensation, to ensure continued efforts by Mr. Knight to meet the long-term goals and strategic plans of the Company and to align these elements of his compensation with the long-term interests of the Company’s shareholders.

The Committee set new ROIC performance targets for the 2008 grant of performance stock units (the other terms of the grant are identical to the terms applicable to the performance stock units granted in 2006 and 2007). Mr. Knight received the following performance stock units:

Threshold	Target	Maximum
1,904	3,807	7,614

The remaining long-term incentive compensation awarded to Mr. Knight includes 3,808 retention stock units and 35,601 stock options. These grants are consistent with the Committee’s stated objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options.

Mr. Duffy, Executive Vice President of Operations

Mr. Duffy, as head of operations, is responsible for the safe operation of more than 3,300 daily trains in 23 states on the largest rail network in the United States. Mr. Duffy also oversees all of the Company’s transportation support services, including management and maintenance of locomotives, railcars, rail infrastructure and yards and facilities and management of train dispatching and crews. The Committee determined Mr. Duffy’s compensation based on its subjective assessment of his individual performance and the overall performance of the Company during the year. The Committee carefully considered the compensation recommended for Mr. Duffy by the CEO, which was based on the CEO’s review and subjective assessment of Mr. Duffy’s performance throughout the year. Among the factors considered by the CEO, and discussed with the Committee, in the assessment and review of Mr. Duffy’s performance were the following:

•

Under Mr. Duffy’s leadership, the Company improved the fluidity and efficiency of our transportation network by focusing on the interaction between our yards, terminals and network operations, all of which improved asset utilization.

•

Safety is a critical aspect of Mr. Duffy’s responsibilities, and the Company’s safety performance reflects Mr. Duffy’s ongoing efforts and leadership to enhance employee training, increase public education, make capital investments, and take proactive steps to reduce safety risks.

•

The improvement of Customer Satisfaction Index during 2007 reflects Mr. Duffy’s efforts to improve operations and coordination with the Company’s Marketing and Sales Department to improve customer service, a critical part of the Company’s long-term strategy.

Based on the subjective review of Mr. Duffy’s performance, including the factors identified above, the CEO’s recommendation, and Peer Group comparison, the Committee determined Mr. Duffy’s compensation described below.

Base Salary. Mr. Duffy’s base salary was $575,000 as of January 1, 2008, which became effective on March 1, 2007. Mr. Duffy’s base salary for 2007 was above the median of base salaries of his Peer Group. The CEO and the Committee acknowledged that Mr. Duffy’s base salary is above the median of his Peer Group due to the critical nature of his role with, and importance to, the Company. The Committee increased Mr. Duffy’s base salary for 2008 by $25,000 to $600,000, effective March 1, 2008. The CEO based his recommendation to increase Mr. Duffy’s base salary on Mr. Duffy’s experience and tenure as the head of operations for the nation’s largest railroad.

Annual Cash Bonus. Mr. Young recommended to the Committee that Mr. Duffy’s performance during 2007 merited a bonus of $1,025,000, which, when considered with his 2007 base salary, is between the median and the 75th percentile of total cash compensation for his Peer Group based on the most recent comparable information available.

Long-Term Incentive Compensation. Mr. Duffy’s 2007 long-term incentive compensation awards placed him between the median and 75th percentile of total direct compensation of his Peer Group.

The CEO recommended that Mr. Duffy’s long-term incentive compensation for 2008, when considered with his Total Cash Compensation, be set within the third quartile of his Peer Group based on the most recent comparable information available. The CEO based this recommendation on his subjective review of Mr. Duffy’s performance and the Company’s overall performance during the year, in addition to the desire to provide equity compensation, including long-term incentive compensation, to ensure continued efforts by Mr. Duffy to meet the long-term goals and strategic plans of the Company and to align these elements of his compensation with the long-term interests of the Company’s shareholders.

The Committee set new ROIC performance targets for the 2008 grant of performance stock units (the other terms of the grant are identical to the terms applicable to the performance stock units granted in 2006 and 2007). Mr. Duffy received the following performance stock units:

Threshold	Target	Maximum
2,253	4,506	9,012

The remaining long-term incentive compensation awarded to Mr. Duffy includes 4,510 retention stock units and 42,171 stock options. These grants are consistent with the Committee’s stated objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options.

Mr. Koraleski, Executive Vice President of Marketing and Sales

Mr. Koraleski manages and oversees marketing and sales for the Company’s six major commodity groups – agriculture, automotive, chemicals, energy, industrial products and intermodal. Collectively, these commodity groups generated total revenue of $15.5 billion in 2007. The Committee determined Mr. Koraleski’s compensation based on its subjective assessment of his individual performance and the overall performance of the Company during the year. The Committee carefully considered the compensation recommended for Mr. Koraleski by the CEO, which was based on the CEO’s review and subjective assessment of Mr. Koraleski’s performance throughout the year. Among the factors considered by the CEO, and discussed with the Committee, in the assessment and review of Mr. Koraleski’s performance were the following:

•	Under Mr. Koraleski’s leadership, the Company generated record revenues and achieved the highest levels of customer satisfaction since the Railroad merged with the Southern Pacific.

•

The Company continued to benefit from Mr. Koraleski’s efforts to develop strong working relationships with the Company’s customers and explain the Company’s goals and plans regarding capital expenditures, service improvements, and the necessity of obtaining returns from customer traffic sufficient to make these improvements.

•

Mr. Koraleski continually focused on profitable revenue growth and provided support to, and coordination with, Mr. Duffy and his staff in connection with the Company’s efforts to improve its operations and customer service.

Based on the subjective review of Mr. Koraleski’s performance, including the factors identified above, the CEO’s recommendation, and Peer Group comparison, the Committee determined Mr. Koraleski’s compensation described below.

Base Salary. The Committee reviewed Mr. Koraleski’s base salary, which was $450,000 in January 2008. Mr. Koraleski’s base salary for 2007 was at the median of base salaries of his Peer Group. The CEO and the Committee acknowledged that Mr. Koraleski’s base salary is at the median of his Peer Group for marketing and sales positions in the broader group of survey companies, due to his tenure as a member of the Railroad’s senior staff and his continued effective leadership. The Committee increased Mr. Koraleski’s base salary for 2008 by $20,000 to $470,000, effective March 1, 2008. The CEO based his recommendation to increase to Mr. Koraleski’s base salary on his experience and tenure as the head of marketing and sales for the nation's largest railroad.

Annual Cash Bonus. The CEO recommended to the Committee that Mr. Koraleski’s performance during 2007 merited a bonus of $950,000, which, when considered with his 2007 base salary, placed his Total Cash Compensation for 2007 above the 75th percentile of total cash compensation of his Peer Group based on the most recent comparable information available. The CEO and the Committee acknowledged that Mr. Koraleski’s Total Cash Compensation is above the 75th percentile of his Peer Group due to his achievements in conjunction with record revenue growth and customer satisfaction.

Long-Term Incentive Compensation. Mr. Koraleski’s 2007 long-term incentive compensation awards placed him between the median and 75th percentile of total direct compensation of his Peer Group.

The CEO recommended that Mr. Koraleski’s long-term incentive compensation for 2008, when considered with his Total Cash Compensation, be set within the upper half of the third quartile of his Peer Group based on the most recent comparable information available. The CEO based this recommendation on his subjective review of Mr. Koraleski’s performance and the Company’s overall performance during the year, in addition to the desire to provide equity compensation, including long-term incentive compensation, to ensure continued efforts by Mr. Koraleski to meet the long-term goals and strategic plans of the Company and to align these elements of his compensation with the long-term interests of the Company’s shareholders.

The Committee set new ROIC performance targets for the 2008 grant of performance stock units (the other terms of the grant are identical to the terms applicable to the performance stock units granted in 2006 and 2007). Mr. Koraleski received the following performance stock units:

Threshold	Target	Maximum
1,904	3,807	7,614

The remaining long-term incentive compensation awarded to Mr. Koraleski includes 3,808 retention stock units and 35,601 stock options. These grants are consistent with the Committee’s stated objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options.

Mr. Hemmer, Senior Vice President Law and General Counsel

Mr. Hemmer manages and oversees all legal and compliance activities of the Company and its subsidiaries, as well as the Company’s claims operations. The Committee determined Mr. Hemmer’s compensation based on its subjective assessment of his individual performance and the overall performance of the Company during the year. The Committee carefully considered the compensation recommended for Mr. Hemmer by the CEO, which was based on the CEO’s review and subjective assessment of Mr. Hemmer’s performance throughout the year. Among the factors considered by the CEO, and discussed with the Committee, in the assessment and review of Mr. Hemmer’s performance were the following:

•

Mr. Hemmer provided critical leadership, expertise, and analysis with respect to industry regulatory issues that were prominent throughout the year, including implementing new fuel surcharge calculations for certain traffic and responding to Surface Transportation Board efforts to change the methodology applicable to calculation of the cost of capital by railroads, which could have significant impact on railroad rates and dispute resolution.

•

Mr. Hemmer played an important role in preparing Company testimony for the hearings on safety, competition and re-regulation conducted by the Transportation and Infrastructure Committee of the U.S. House of Representatives.

•

Mr. Hemmer provided leadership and support with respect to the Company’s efforts to improve safety and limit the impact of incidents on its operations and financial results. The Company continued its successful efforts to limit to fair levels its exposure to liability for personal injury and other similar litigation that is prevalent in the railroad industry.

•	Mr. Hemmer continued building the Company’s legal team.

Based on the subjective review of Mr. Hemmer’s performance, including the factors identified above, the CEO’s recommendation, and Peer Group comparison, the Committee determined Mr. Hemmer’s compensation described below.

Base Salary. In January of 2008, the Committee reviewed Mr. Hemmer’s base salary of $443,000. Mr. Hemmer’s base salary for 2007 was below the median of base salaries of his Peer Group. Based on the CEO’s recommendation, the Committee increased Mr. Hemmer’s base salary for 2008 by $12,000 to $455,000, effective March 1, 2008.

Annual Cash Bonus. The CEO recommended to the Committee that Mr. Hemmer’s performance during 2007 merited a bonus of $815,000, which, when considered with his 2007 base salary, placed his Total Cash Compensation for 2007 above the 75th percentile of total cash compensation of his Peer Group based on the most recent comparable information available. The CEO and the Committee acknowledged that Mr. Hemmer’s Total Cash Compensation is above the 75th percentile of his Peer Group due to his invaluable legal and rail regulatory expertise developed over 31 years as a practicing lawyer.

Long-Term Incentive Compensation. Mr. Hemmer’s 2007 long-term incentive compensation awards placed him between the median and 75th percentile of total direct compensation of his Peer Group.

The CEO recommended that Mr. Hemmer’s long-term incentive compensation for 2008, when considered with his Total Cash Compensation, be set just above the 75th percentile of his Peer Group based on the most recent comparable information available. The CEO based this recommendation on his subjective review of Mr. Hemmer’s performance, the critical nature of the regulatory issues facing the Company and the Railroad, and the Company’s overall performance during the year. In addition, the CEO desired to provide equity compensation, including long-term incentive compensation, to ensure continued efforts by Mr. Hemmer to meet the long-term goals and strategic plans of the Company and to align these elements of his compensation with the long-term interests of the Company’s shareholders.

The Committee set new ROIC performance targets for the 2008 grant of performance stock units (the other terms of the grant are identical to the terms applicable to the performance stock units granted in 2006 and 2007). Mr. Hemmer received the following performance stock units:

Threshold	Target	Maximum
1,503	3,006	6,012

The remaining long-term incentive compensation awarded to Mr. Hemmer includes 3,006 retention stock units and 28,104 stock options. These grants are consistent with the Committee’s stated objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2008 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2007.

The Compensation and Benefits Committee

Thomas J. Donohue, Chair

Erroll B. Davis, Jr.

Michael W. McConnell

Thomas F. McLarty III

Steven R. Rogel

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the Named Executive Officers, including salary, bonus, the value of stock awards and option awards and other compensation for 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)		All Other Compensation (c)	Total Compensation
James R. Young Chairman, President & CEO	2007 2006	$1,091,667 1,000,000	$2,650,000 2,250,000	$2,718,961 1,867,466	$2,937,153 2,018,460	$2,125,230 1,075,718	(d)	$65,375 89,818	$11,588,386 8,301,462

Robert M. Knight, Jr. EVP Finance & CFO	2007 2006	416,667 366,666	925,000 800,000	647,987 405,630	602,725 418,165	296,490 396,786		24,579 26,801	2,913,448 2,414,048

Dennis J. Duffy EVP Operations	2007 2006	575,000 541,667	1,025,000 915,000	712,960 368,050	835,386 601,262	149,449 199,680		30,026 51,962	3,327,821 2,677,621

John J. Koraleski EVP Marketing & Sales	2007 2006	442,667 406,000	950,000 850,000	528,585 259,720	594,810 390,907	338,912 148,681		26,737 34,851	2,881,711 2,090,159

J. Michael Hemmer SVP Law & General Counsel	2007 2006	441,667 411,667	815,000 725,000	508,162 455,426	521,874 361,953	450,671 338,651		23,357 40,102	2,760,730 2,332,800

(a)	Amounts reported reflect the compensation expense of Stock Awards and Option Awards calculated in accordance with FAS 123(R) for the 2007 fiscal year. Stock Awards consist of the compensation expense associated with a portion of the expected number of performance stock units and retention stock units awarded in 2006 and 2007, not the fair value of the Stock Awards actually granted in 2007. Option Awards consist of the compensation expense associated with stock options awarded in 2006 and 2007, not the fair value of the Option Awards actually granted in 2007. For the Stock Awards and Option Awards granted in 2007, refer to the Grants of Plan Based Awards Table on page 43. The following table shows the assumptions used to calculate the compensation expense of Option Awards.

FAS 123(R) assumptions for grant year:	2007	2006	2005
Risk-free interest rate	4.9%	4.5%	3.7%
Dividend yield	1.4%	1.4%	2.0%
Expected life (years)	4.7	6.8	4.8
Volatility	20.9%	26.9%	20.9%
Grant date fair value of options granted	$22.34	$27.51	$11.51

(b)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company's Pension Plan and Supplemental Pension Plan. In 2006, for Mr. Knight, $130 is attributable to above-market interest accrued under our Executive Incentive Deferral Plan and $396,656 is the aggregate change in accumulated pension benefit. In 2006, for Mr. Duffy, $435 is above-market interest accrued under our Executive Incentive Deferral Plan and $199,245 is the aggregate change in accumulated pension benefit. For 2006, the above-market interest accruals arose under the Company Fixed Rate Fund, which bore interest based on bond yield averages that correspond to the Company’s borrowing rate. The Fixed Rate Fund earned 6.623%, of which 0.863% was attributable to above “market rate” interest calculated under SEC rules. In 2007, the Company eliminated above-market interest by setting the Fixed Rate Fund interest rate equal to 120% of the Applicable Federal Long-Term Annual rate.
(c)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

Perquisites
Name and Principal Position	Year	Use of Corporate Aircraft(i)		Tax and Financial Counseling Services	Tax Reimbursements(ii)	Life Insurance Premiums	Company Matched Thrift Plan Contributions(iv)	Total All Other Compensation
James R. Young Chairman, President & CEO	2007 2006	$21,203 22,963	(iii)	$8,777 12,330	$2,645 2,578	$0 21,947	$32,750 30,000	$65,375 89,818

Robert M. Knight, Jr. EVP Finance & CFO	2007 2006	1,292 0		8,665 8,635	2,122 2,087	0 5,079	12,500 11,000	24,579 26,801

Dennis J. Duffy EVP Operations	2007 2006	0 0		10,531 18,981	2,245 2,223	0 14,508	17,250 16,250	30,026 51,962

John J. Koraleski EVP Marketing & Sales	2007 2006	0 0		11,315 11,440	2,142 2,118	0 9,113	13,280 12,180	26,737 34,851

J. Michael Hemmer SVP Law & General Counsel	2007 2006	0 0		7,965 8,892	2,142 2,122	0 16,738	13,250 12,350	23,357 40,102

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.
(ii)	This amount includes the gross up for Medicare tax paid on the Company’s contributions to a supplemental thrift plan and the gross-up for excess liability insurance premiums.
(iii)	Mr. Young’s use of corporate aircraft for 2006 was incorrectly reported in last year’s Proxy Statement to be $10,138.
(iv)	Company Matched Contributions for 2006 of $6,600 for the qualified thrift plan were erroneously omitted from last year’s Proxy Statement but are included above.

(d)	Mr. Young’s increase to the Change in Pension Value for 2007 is a result of Mr. Young becoming retirement eligible in 2007 and the inclusion of the present value of the joint life benefit (amount payable to the surviving spouse upon participant’s death).

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to section 162(m) of the Code. Bonuses for the Named Executive Officers are based upon an evaluation of a combination of corporate and individual performance as determined by the Committee as more fully described on page 28 of the CD&A.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the Named Executive Officers’ compensation for 2007.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
James R. Young Chairman, President & CEO	1/30/2007 1/30/2007 1/30/2007	Performance Stock Units Retention Stock Units Stock Options	7,734	15,468	30,936	15,467	134,286	$96.98	$1,500,087 1,499,990 3,000,016

Robert M. Knight, Jr. EVP Finance & CFO	1/30/2007 1/30/2007 1/30/2007	Performance Stock Units Retention Stock Units Stock Options	2,192	4,383	8,766	3,351	29,097	96.98	425,063 324,980 650,042

Dennis J. Duffy EVP Operations	1/30/2007 1/30/2007 1/30/2007	Performance Stock Units Retention Stock Units Stock Options	2,192	4,383	8,766	4,726	41,031	96.98	425,063 458,327 916,653

John J. Koraleski EVP Marketing & Sales	1/30/2007 1/30/2007 1/30/2007	Performance Stock Units Retention Stock Units Stock Options	1,676	3,351	6,702	3,867	33,573	96.98	324,980 375,022 750,038

J. Michael Hemmer SVP Law & General Counsel	1/30/2007 1/30/2007 1/30/2007	Performance Stock Units Retention Stock Units Stock Options	1,676	3,351	6,702	3,007	26,112	96.98	324,980 291,619 583,355

(a)	The Exercise Price is the closing price of our common stock on January 30, 2007, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FAS 123(R). Performance Stock Units are valued based on expected performance achieved. Refer to Footnote (a) to the Summary Compensation Table on page 41 for the assumptions made in calculating the grant date fair value of Stock Options. The mix of long term incentive compensation awards for 2007 for Messrs. Knight, Duffy, Koraleski, and Hemmer varied from the Committee’s objective to award long-term incentive compensation in the following proportion: 25% performance stock units, 25% retention stock units, and 50% stock options. The variance resulted from the methodology used to award and value these stock grants.

On January 30, 2007, the Committee granted performance stock units, retention stock units and stock options to each of the Named Executive Officers. Performance stock units actually earned will be subject to continued employment through January 31, 2010 and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2007 through 2009. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to him based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn additional stock units up to two hundred percent of the target number of stock units granted to him based on the average of all three years of ROIC performance achieved. If the threshold ROIC level is not met, executives are not entitled to any payout of their performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company stock after the end of the performance period, subject to the executive’s continued employment. Dividend equivalents are paid on the stock units earned during the performance period at the same rate as dividends are paid on our common stock. In addition, a participant may elect to defer both the payment of the stock units earned and the dividends on those stock units after the end of the performance period.

One-third of each stock option grant vests each year over a three-year period from the grant date of January 30, 2007 and the retention stock units vest on January 30, 2011, in each case subject to continued employment. The maximum term of the stock options is 10 years. Vesting or forfeiture of these awards may occur upon termination of employment or a change in control.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the Named Executive Officers as of our most recent fiscal year-end, including awards granted during 2007 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (a)	Market Value of Shares or Units of Stock Held That Have Not Vested (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (c)
James R. Young Chairman, President & CEO	0 73,500 165,000 100,000 44,080 22,361 29,673 17,595 200	134,286 147,000 0 0 0 0 0 0 0	$96.98 86.05 59.12 65.10 67.13 66.24 61.14 80.52 55.00	1/30/2017 1/26/2016 1/27/2015 1/29/2014 1/30/2013 1/30/2013 1/31/2012 1/31/2012 4/30/2008	56,123	$7,050,171	53,780	$6,755,844

Robert M. Knight, Jr. EVP Finance & CFO	0 14,700 50,000 25,000 5,261 6,181 6,240 5,741	29,097 29,400 0 0 0 0 0 0	96.98 86.05 59.12 65.10 69.45 66.24 67.13 77.12	1/30/2017 1/26/2016 1/27/2015 1/29/2014 1/30/2013 1/30/2013 1/30/2013 1/31/2012	12,312	1,546,633	13,705	1,721,622

Dennis J. Duffy EVP Operations	0 20,200 37,508 28,923 36,888	41,031 40,400 0 0 0	96.98 86.05 67.13 66.24 77.12	1/30/2017 1/26/2016 1/30/2013 1/30/2013 1/31/2012	15,287	1,920,353	13,705	1,721,622

John J. Koraleski EVP Marketing & Sales	0 13,300 31,956 30,980	33,573 26,600 0 0	96.98 86.05 80.52 77.12	1/30/2017 1/26/2016 1/30/2013 1/31/2012	11,218	1,409,205	10,251	1,287,731

J. Michael Hemmer SVP Law & General Counsel	0 12,500	26,112 25,000	96.98 86.05	1/30/2017 1/26/2016	10,158	1,276,048	10,251	1,287,731

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column and unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Number of Units or Stock Held That Have Not Vested (ii)	Unit Vest Date
James R. Young Chairman, President & CEO	73,500 73,500 44,762 44,762 44,762	1/26/2008 1/26/2009 1/30/2008 1/30/2009 1/30/2010	14,000 21,500 5,156 15,467	1/31/2009 1/26/2010 1/31/2010 1/30/2011

Robert M. Knight, Jr. EVP Finance & CFO	14,700 14,700 9,699 9,699 9,699	1/26/2008 1/26/2009 1/30/2008 1/30/2009 1/30/2010	3,200 4,300 1,461 3,351	1/31/2009 1/26/2010 1/31/2010 1/30/2011

Dennis J. Duffy EVP Operations	20,200 20,200 13,677 13,677 13,677	1/26/2008 1/26/2009 1/30/2008 1/30/2009 1/30/2010	3,200 5,900 1,461 4,726	1/31/2009 1/26/2010 1/31/2010 1/30/2011

John J. Koraleski EVP Marketing & Sales	13,300 13,300 11,191 11,191 11,191	1/26/2008 1/26/2009 1/30/2008 1/30/2009 1/30/2010	2,334 3,900 1,117 3,867	1/31/2009 1/26/2010 1/31/2010 1/30/2011

J. Michael Hemmer SVP Law & General Counsel	12,500 12,500 8,704 8,704 8,704	1/26/2008 1/26/2009 1/30/2008 1/30/2009 1/30/2010	2,334 3,700 1,117 3,007	1/31/2009 1/26/2010 1/31/2010 1/30/2011

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)	Reflects performance stock units granted on January 26, 2006 and January 30, 2007 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2007.

(b)	Reflects unearned performance stock units at the maximum remaining under the grant of performance stock units on January 26, 2006 and January 30, 2007. These performance stock units are subject to a three-year performance period ending December 31, 2008 and December 31, 2009.
(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $125.62 on December 31, 2007.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table shows a summary of the stock options exercised by the Named Executive Officers and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)
James R. Young Chairman, President & CEO	2,004 32,996	$105,330 1,734,270	16,130	$1,544,286

Robert M. Knight, Jr. EVP Finance & CFO	309 2,004 200 14,996 13,360	17,610 108,857 13,524 1,200,880 970,738	3,318	317,665

Dennis J. Duffy EVP Operations	200 81,237 8,325 18,763 85,000	13,160 5,425,819 539,210 1,279,637 5,963,600	0	0

John J. Koraleski EVP Marketing & Sales	2,004 27,996 60,000 200 44,000	106,132 1,482,668 3,505,200 12,886 2,853,840	0	0

J. Michael Hemmer SVP Law & General Counsel	3,084 6,916 3,246 6,754 3,395 6,605 10,000 25,000 10,000	156,914 351,886 181,386 377,414 204,617 402,818 677,300 1,272,795 708,800	9,217	882,436

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options, and Value Realized Upon Vesting is based upon the average high and low price of the Company’s Common Stock on the vest date.
(b)	All of the stock units for the Named Executive Officers have been deferred under the Deferral of Stock Award Gains Program. A description of the features of the Deferral of Stock Award Gains Program is set forth on pages 49 and 50.

Pension Benefits at 2007 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the Named Executive Officers upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2007. The present value was calculated as of December 31, 2007 based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2010 White Collar Table, split by gender, and the discount rate as disclosed in Note 7 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For the year ended December 31, 2006, present value factors were based on the RP-2000 Mortality Table projected to 2010 White Collar Table, split by gender, and the discount rate as disclosed in Note 7 to the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (a)
James R. Young Chairman, President & CEO	Basic Plan Supplemental Plan	29.6667 29.6667	$578,263 5,565,096

Robert M. Knight, Jr. EVP Finance & CFO	Basic Plan Supplemental Plan	27.5833 27.5833	366,585 990,719

Dennis J. Duffy EVP Operations	Basic Plan Supplemental Plan	34.3333 34.3333	687,761 3,233,771

John J. Koraleski EVP Marketing & Sales	Basic Plan Supplemental Plan	35.5833 35.5833	690,059 2,522,217	(b)

J. Michael Hemmer SVP Law & General Counsel	Basic Plan Supplemental Plan	5.3333 13.3333	117,760 1,081,375	(c)

(a)	Present values for Messrs. Young, Duffy and Koraleski are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2007, Messrs. Knight and Hemmer were not eligible for the surviving spouse benefit. We do not have a lump sum payment option under our plans.
(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleksi ($140,703) and not included in Note 7 in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.
(c)	As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Pensions for our Named Executive Officers are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($225,000 for 2007) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under section 415(c) of the Code (for 2007, the lesser of 100% of the executive’s compensation or $180,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate. As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and have paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. As of December 31, 2007, Messrs. Young, Duffy and Koraleski were eligible for early retirement under both Plans and Messrs. Knight and Hemmer were eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity and receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous or Level Income. The Plans do not offer a lump sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2007.

Nonqualified Deferred Compensation at 2007 Fiscal Year-End

We have three non-qualified deferred compensation plans: the Supplemental Thrift Plan, the Executive Incentive Deferral Plan and the Deferral of Stock Award Gains Program. Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows Named Executive Officer and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans, and the balances under each plan as of December 31, 2007.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year(b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Balance at Last Fiscal Year End (d)(e)
James R. Young Chairman, President & CEO	Supplemental Thrift	$52,000	$26,000	$38,209	$447,476
	Executive Incentive Deferral	1,125,000	0	102,826	2,488,503
	Deferral of Stock Award Gains	1,505,438	0	2,711,942	10,052,020

Robert M. Knight, Jr. EVP Finance & CFO	Supplemental Thrift	11,500	5,750	6,712	93,847
	Executive Incentive Deferral	0	0	14,675	257,441
	Deferral of Stock Award Gains	310,856	0	675,826	2,497,300

Dennis J. Duffy EVP Operations	Supplemental Thrift	21,000	10,500	56,774	592,998
	Executive Incentive Deferral	0	0	60,536	965,130
	Deferral of Stock Award Gains	0	0	2,778,259	10,113,176

John J. Koraleski EVP Marketing & Sales	Supplemental Thrift	13,060	6,530	34,022	330,615
	Executive Incentive Deferral	0	0	12,987	152,934
	Deferral of Stock Award Gains	0	0	688,331	2,505,602

J. Michael Hemmer SVP Law & General Counsel	Supplemental Thrift	13,000	6,500	12,786	122,901
	Executive Incentive Deferral	0	0	0	0
	Deferral of Stock Award Gains	863,519	0	287,863	1,151,382

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table. Mr. Young’s contribution under the Executive Incentive Deferral Plan is also reported in the Bonus column in the Summary Compensation Table for 2006. Executive contributions under the Deferral of Stock Award Gains Program are amounts that are also reported in the Value Realized Upon Vesting column of the Option Exercises and Stock Vested Table on page 46.
(b)	Company Contributions in Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the All Other Compensation Column in the Summary Compensation Table.
(c)	Aggregate Earnings on Deferral of Stock Award Gains represent appreciation in the value of Company Common Stock and dividend equivalents, which are deemed to be reinvested in Company common stock.
(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2006, but deferred under the Supplemental Thrift Plan are, for Mr. Young, $46,800; Mr. Knight, $8,800; Mr. Duffy, $19,300; Mr. Koraleski $11,160 and Mr. Hemmer, $11,500.
(e)	The Aggregate Balance at Last Fiscal Year End for the Deferral of Stock Award Gains Program represents 79,494 shares of Company common stock for Mr. Young, 19,749 shares for Mr. Knight, 79,977 shares for Mr. Duffy, 19,814 shares for Mr. Koraleski and 9,105 shares for Mr. Hemmer. Prior to 2004, certain executives, including the Named Executive Officers, could elect to forego all or a portion of their bonus in exchange for retention stock units equal to 150% of the bonus amount forgone pursuant to the Executive Incentive Premium Exchange Program (PEP). The retention stock units were subject to a three-year employment requirement. The PEP was discontinued in 2004. Prior to vesting, these executives could elect to defer the payout of these retention stock units to a later date or until termination of employment under the Deferral of Stock Award Gains Program. Named Executive Officers were required to defer all of these retention stock units so long as they are employed by the Company.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under section 401(a) of the Code. The Thrift Plan permits executives to contribute on a pre-tax or after-tax basis amounts equal to from 2% to 50% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the executive has contributed the maximum amount to the Thrift Plan permitted under various IRS regulations. An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Thrift Plan as of the first day of the calendar year. As with the Thrift Plan, the Company makes a matching contribution equal to 50 cents of each dollar an executive contributes to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Executive Incentive Deferral Plan allows for the pre-tax deferral of bonus amounts awarded under the Company’s Executive Incentive Plan. An executive must elect prior to June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year.

The Deferral of Stock Award Gains Program provides for the pre-tax deferral of payouts of performance stock units and/or retention stock units to a date later than the date as of which they vest. The value of each unit deferred is equivalent to that of Company common stock. These amounts are tracked through notional accounts, that are maintained by the Company. An executive must elect by the last day of the month that is 6 months prior to end of the first year of the three-year performance period whether to defer the entire award of performance stock units earned. An executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and Executive Incentive Deferral Plan are deemed to be invested in one or more of 16 publicly available mutual funds, as well as a Company common stock fund, as selected by the participating executive. All notional accounts are administered by The Vanguard Group. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts held in the Executive Incentive Deferral Plan can be invested in the Company’s Fixed Rate Fund that bears interest based on 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

Notional accounts in the Deferral of Stock Award Gains Program are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares unless the executive previously elected to receive such dividend equivalent payments in cash.

Withdrawals and Distributions

The American Jobs Creation Act of 2004 added section 409A to the Code. This section imposes complex new rules on nonqualified deferred compensation plans; in particular, concerning payouts, withdrawals and other distributions from such plans. These new rules apply to amounts contributed on and after January 1, 2005, to the Supplemental Thrift Plan, Executive Incentive Deferral Plan and Deferral of Stock Award Gains Program. These terms are summarized below.

The Company is operating the Supplemental Thrift Plan, Executive Incentive Deferral Plan and Deferral of Stock Award Gains Program in accordance with section 409A of the Code transition rules provided by the IRS that expire on December 31, 2008. Currently, amounts subject to section 409A of the Code are not available for withdrawal or other distribution, except in the form of a single sum payment in the event of an executive’s termination of employment or pursuant to an election under which an executive can elect to receive amounts deferred in prior calendar years under the Executive Incentive Deferral Plan in a single sum payment in July of the calendar year next following the year of such election. Additionally, the Company is currently further delaying payments for a six month period following an executive’s termination of employment, in order to allow for compliance with the requirement under section 409A of the Code that certain executives, referred to as “key employees”, do not receive a pay out of their amounts prior to the expiration of this period. The Company expects to revise these procedures to reflect the final regulations issued by the IRS.

Amounts credited to the notional accounts for the respective plans as of December 31, 2004, and earnings thereon will be available for payout, withdrawal or other distribution in accordance with the terms of the plans in effect on October 3, 2004. These terms are summarized below.

The withdrawal and distribution terms are generally the same for the Supplemental Thrift Plan and Executive Incentive Deferral Plan. An executive can take a withdrawal in cash from his or her notional account prior to termination of employment, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive. Following an executive’s termination of employment, the general rule is that an executive’s notional account in either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least 6 months prior to his or her termination of employment and in the calendar year preceding such termination that his or her notional account be paid: (1) in a single sum cash payment in January of the year next following his or her termination of employment, (2) in annual installments over a period not exceeding

15 years, with the initial installment being paid as soon as administratively practicable following the executive’s termination of employment or in January of the year next following such termination or (3) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s termination of employment. Additionally, unlike the Supplemental Thrift Plan, an executive has the opportunity to elect that his or her notional account in the Executive Incentive Deferral Plan be paid on a specified future date during employment, which the executive can change by making an election at least 6 months prior to the fixed payment date and in the calendar year preceding such date.

No withdrawals prior to termination of employment are permitted from the notional accounts maintained in connection with the Deferral of Stock Award Gains Program. The payout options related to an executive’s termination of employment are the same under the Deferral of Stock Award Gains Program as for the Executive Incentive Deferral Plan, except that all payments are made in Company common stock.

Potential Payments Upon Termination, Change In Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a termination of employment or change in control and termination of employment occurred on December 31, 2007 (based upon the Company’s closing stock price on that date of $125.62), given the Named Executive Officers’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual termination or a change in control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a termination or change in control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Termination

In the event of the termination of the employment of any of the Named Executive Officers on December 31, 2007, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans set forth in the Pension Benefits at 2007 Fiscal Year-End Table on page 47. Under both Plans, the executive must be at least age 55 and have 10 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately; otherwise vested benefits are not payable until age 55. Assuming a termination date of December 31, 2007, Messrs. Young, Duffy, Koraleski and Hemmer were eligible to begin benefits immediately at January 1, 2008. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Young was $46,058, for Mr. Duffy was $27,211, for Mr. Koraleski was $20,800 and Mr. Hemmer was $10,845. Assuming a termination date of December 31, 2007, Mr. Knight would be eligible to begin his benefit on October 1, 2012. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight would be $8,529.

Each of the Named Executive Officers would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2007 Fiscal Year-End Table on page 48. These amounts continue to be credited and debited through the actual payment date, so amounts may differ at the time of an actual termination or change in control.

For any unvested equity awards, the Committee may waive the related restriction period and/or employment requirements.

Change in Control

The Continuity Plan provides severance benefits to the Named Executive Officers in the event (i) a change in control occurs and (ii) the Named Executive Officer’s employment is terminated by the Company for reasons other than cause or by the Named Executive Officer for good reason within the two-year period following a change in control. Under the Continuity Plan, a change in control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

A termination is “for cause” if it is for any of the following reasons: (i) the Named Executive Officer has willfully and continually failed to substantially perform his duties or (ii) the Named Executive Officer has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise. A termination by the Named Executive Officer is for “good reason” if it is for any of the following reasons: (i) a material diminution in the Named Executive Officer’s duties, responsibilities or authority, (ii) a reduction in the Named Executive Officer’s base salary or annual bonus opportunity, (iii) a material reduction in the Named Executive Officer’s pension, thrift, medical or long term disability benefits or (iv) the failure by any successor to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying termination of employment within two years following a change of control, each of the Named Executive Officers receives a lump sum severance payment equal to the sum of (i) his annual base salary in effect at the time of termination and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Young and by 2 for Messrs. Knight, Duffy, Koraleski and Hemmer. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service.

The Continuity Plan provides that all restrictions on retention stock units awarded to each Named Executive Officer lapse and all unvested stock options granted to each Named Executive Officer vest and become exercisable for a period of three years (or five years if the Named Executive Officer is retirement eligible) from the Named Executive Officer’s termination date. In no event will the period exceed the remaining term of the option. For performance stock units, the Named Executive Officer receives a payout in stock at the greater of (i) the target level of ROIC performance achieved or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change in control and through the end of the most recent fiscal quarter ending prior to the date of the change in control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years reduced by any benefits received by a subsequent employer. Continuation of coverage under the Executive Life Insurance Plan depends upon the age of the Named Executive Officer at the time of his termination. If the Named Executive Officer has attained the age of 52 on his termination date, the Company will pay premiums for a life insurance policy (in an amount equal to one-half of the Named Executive Officer’s annual salary in effect prior to the termination date) until the policy is fully funded. If the Named Executive Officer will attain the age of 52 during the three-year period following his termination date, the Company will pay premiums for three years as though the Named Executive Officer were an active employee and upon reaching age 52, until the policy is fully funded. Assuming a termination date of December 31, 2007, the Company would pay premiums for a policy for Messrs. Young, Duffy, Koraleski and Hemmer until the policy is fully funded. For Mr. Knight, assuming a termination date of December 31, 2007, the Company would pay premiums for two years as though Mr. Knight was an active employee and upon reaching age 52, until the policy is fully funded.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will gross up the Named Executive Officer’s compensation for all excise taxes, but only where the value of the parachute amount is greater than 110% or three times the Named Executive Officer’s average annual taxable income for the years 2002 through 2006 (the base amount).

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each Named Executive Officer, assuming a change in control had occurred as of December 31, 2007, and the Named Executive Officer’s employment had immediately terminated as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Health and Welfare Benefits (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
James R. Young Chairman, President & CEO	$6,800,000	$2,941,283	$9,662,741	$11,167,995	$97,461	$8,570,984	$39,240,464

Robert M. Knight, Jr. EVP Finance & CFO	1,746,667	630,599	1,996,696	2,665,280	55,449	1,997,875	9,092,566

Dennis J. Duffy EVP Operations	2,193,333	1,504,446	2,773,756	3,038,999	65,154	0	9,575,688

John J. Koraleski EVP Marketing & Sales	1,833,333	1,231,823	2,014,093	2,257,266	55,821	0	7,392,336

J. Michael Hemmer SVP Law & General Counsel	1,702,667	785,201	1,737,098	2,124,109	72,204	1,776,655	8,197,934

(a)	This amount is based on 2007 salary and three-year average bonus multiplied by the Continuity Plan severance multiple. Mr. Young’s payment may be limited in accordance with the Company’s Severance Policy.
(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.
(c)	This amount is based upon the difference between the exercise price of the options ($96.98) and the Company’s closing stock price on December 31, 2007, of $125.62.
(d)	This amount is based on the Company’s closing stock price on December 31, 2007, of $125.62 and assumes a payout of performance stock units at target level.
(e)	This amount includes the cost of medical premiums paid by the Company for three years and premiums for executive life insurance and assumes no benefit reduction from a subsequent employer.
(f)	The calculation of the gross-up payment values each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change in control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 43.4%, and each Named Executive Officer’s base amount.

Death or Disability

In the event the Named Executive Officer ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the Named Executive Officer receives a payout in stock equal to the number of performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The Named Executive Officer or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each Named Executive Officer.

Name and Principal Position	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
James R. Young Chairman, President & CEO	$2,406,377	$4,643,795	$9,662,741

Robert M. Knight, Jr. EVP Finance & CFO	585,515	961,119	1,996,696

Dennis J. Duffy EVP Operations	585,515	1,334,838	2,773,756

John J. Koraleski EVP Marketing & Sales	433,515	975,691	2,014,093

J. Michael Hemmer SVP Law & General Counsel	433,515	842,533	1,737,098

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2007, of $125.62 multiplied by the performance stock units earned through the end of the 2007 performance year.
(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2007, of $125.62 multiplied by retention stock units that are unvested on December 31, 2007.
(c)	Amounts are calculated based on the number of option shares multiplied by the difference in the Company’s closing stock price on December 31, 2007, of $125.62 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2009 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company no later than November 28, 2008, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who wishes to bring a proposal before the Company’s next Annual Meeting of Shareholders, but does not wish to include it in the Company’s proxy materials under SEC Rule 14a-8, or who wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or intended nomination to the Secretary of the Company on or after January 1, 2009, and before January 31, 2009, and must otherwise comply with the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance, and a printed copy may be obtained by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal or nomination fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule 14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2007.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit their request to the Secretary of the Company by telephone at 402-544-5700 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the 2007 Annual Report on Form 10-K, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

Our Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Barbara W. Schaefer

Senior Vice President—Human Resources

and Secretary

Appendix A

National Survey Data Participants

Companies with Revenues Greater than $10 Billion

3M

Abbott Laboratories

Accenture

ACH Food*

AEGON

Aetna

Ahold USA—Stop & Shop Supermarket

Albertsons Inc.

Alcan

Alcatel USA*

Alcoa Inc.

Alstom Power*

Altria Group—Philip Morris USA Operations

American Electric Power

American Express Company

American International Group

American Standard

AmerisourceBergen

Amgen

AMR Corporation (American Airlines)

Anheuser-Busch

Apple Computer

ARAMARK

Archer Daniels Midland

Arrow Electronics, Inc.

ArvinMeritor

Ashland

AT&T

AutoNation, Inc.

Bank of America

BASF

Baxter International

BellSouth

Best Buy

Blue Cross Blue Shield of Illinois

Boehringer Ingelheim*

Boeing Company

BP p.l.c.

Bristol-Myers Squibb

Bunge Limited

Burlington Northern Santa Fe

Cadbury-Schweppes North America*

Capital One Financial Corporation

Cargill

Caterpillar

Cendant

Chevron Corporation

CHS

Chubb Corporation

CIGNA

Citigroup Inc.

CNH Global

Coca-Cola Enterprises

Colgate-Palmolive

Comcast Cable Communications

Computer Sciences Corporation

ConAgra Foods

ConocoPhillips

Constellation Energy

Costco Wholesale

Countrywide Financial Corporation

Cox Enterprises

CSX

CVS

Deere

Dell

Delphi Corporation

Delta Air Lines, Inc.

Devon Energy Corporation

Diageo North America*

Dial*

Dominion Resources

Dow Chemical

Duke Energy Corporation

E. I. du Pont de Nemours

Eastman Kodak Company

Eaton

Edison International

EDS

Electronic Data Systems

Eli Lilly

EMC

Emerson

EnCana Oil & Gas USA*

Entergy Corporation

Fannie Mae

Federated Department Stores

FedEx

Fidelity Investments

First Data

FirstEnergy Corp.

Fluor

Ford Motor Company

FPL Group—Florida Power & Light

Gap

General Dynamics

General Electric Company

General Mills

General Motors Corporation

Genworth Financial, Inc.

GlaxoSmithKline plc

Goodyear Tire & Rubber

H.J. Heinz

Halliburton Company

Hartford Financial Services Group, Inc.

HCA Inc.

Health Care Service

Health Net

Hess

Home Depot

Honeywell International Inc.

Humana Inc.

IBM Corporation

ICI Paints North America*

Illinois Tool Works Inc.

Independence Blue Cross

Ingersoll-Rand

Ingram Micro Inc.

International Paper Company

International Truck & Engine

J. C. Penney

JM Family

Johnson & Johnson

Johnson Controls, Inc.

Kaiser Foundation Health Plan

Kaiser Permanente Northern California

KB Home

Kellogg

Kimberly-Clark

Kohl's

Kraft Foods, Inc.

Lear

Liberty Mutual Insurance

Lockheed Martin Corporation

Lorillard*

Lowe's

Lucent Technologies

Lyondell Chemical

Marathon Oil Corporation

Marriott International

Masco

Massachusetts Mutual Life Insurance

McDonald's

Medco Health Solutions

Medtronic

Meijer

Merck

A-1

Appendix A

National Survey Data Participants

Companies with Revenues Greater than $10 Billion

Merrill Lynch—US Private Client Services

MetLife

Mittal Steel

Motorola, Inc.

National City

National Starch & Chemical*

Nationwide Mutual Insurance

NIKE

Norfolk Southern

Nortel Networks

Northrop Grumman Corporation

Occidental Petroleum

Office Depot

Organon*

PACCAR Inc

Pepsi Bottling Group

PepsiCo, Inc.

Pfizer Inc

PG&E Corporation

Philips Electronics—North America

PPG Industries

Procter & Gamble

Progress Energy

Prudential Financial, Inc.

Public Service Enterprise Group, Incorporated

Pulte Homes

Qwest Communications

Raytheon

Rio Tinto*

Sanmina-SCI Corporation

Sara Lee Corporation

Schering-Plough

Schlumberger Limited

Schneider Electric*

Sears Holding—Sears, Roebuck and Co.

Sears Holdings—Kmart

Sempra Energy

Sodexho*

Solectron Corporation

Solvay America*

Solvay Pharmaceuticals*

Southern Company

St. Lawrence Cement*

Staples

State Farm Insurance—State Farm Investment Mgmt

Sun Microsystems

SunTrust Banks, Inc.

SuperValu

SYSCO

Target

Texas Instruments

Textron

Thomson

TIAA-Cref

Time Warner Inc.

TJX

TOTAL S.A.—Total Petrochemicals USA

Toys R Us

TXU

Tyco International

Tyson Foods

U.S. Bancorp

UAL Corporation

Union Pacific

United Parcel Service

United States Steel

United Technologies Corporation

UnitedHealth Group

Valero Energy

Verizon Communications Inc.

Viacom

Visteon

Wachovia

Walgreen Co.

Wal-Mart Stores—Sam's Club

Wal-Mart Stores—Stores and Super Stores

Walt Disney Company, The

Washington Mutual, Inc.

Waste Management

Wellpoint—WellPoint Health Networks

Wells Fargo—Private Client Services

Weyerhaeuser

Whirlpool Corporation

Williams Companies, Inc.

Wyeth

Xerox

Yum! Brands

* Subsidiary

A-2

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2008.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card		123456	C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.W. McConnell	☐	☐	☐	08 - T.F. McLarty III	☐	☐	☐	09 - S.R. Rogel	☐	☐	☐

	10 - J.R. Young	☐	☐	☐

						For	Against	Abstain			For	Against	Abstain

2.	Ratify appointment of Deloitte & Touche as the independent registered public accounting firm.					☐	☐	☐	4. Shareholder proposal regarding political contributions.		☐	☐	☐

3.	Increase authorized common stock from 500,000,000 to 800,000,000 shares.					☐	☐	☐

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 1, 2008

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2008 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.W. McConnell	☐	☐	☐	08 - T.F. McLarty III	☐	☐	☐	09 - S.R. Rogel	☐	☐	☐

	10 - J.R. Young	☐	☐	☐

						For	Against	Abstain			For	Against	Abstain

2.	Ratify appointment of Deloitte & Touche as the independent registered public accounting firm.					☐	☐	☐	4. Shareholder proposal regarding political contributions.		☐	☐	☐

3.	Increase authorized common stock from 500,000,000 to 800,000,000 shares.					☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 1, 2008

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2008 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your Voting Instructions, you may choose one of the two voting methods outlined below to vote your Voting Instructions.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting Instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2008.

			Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

CONFIDENTIAL VOTING INSTRUCTIONS		123456	C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.W. McConnell	☐	☐	☐	08 - T.F. McLarty III	☐	☐	☐	09 - S.R. Rogel	☐	☐	☐

	10 - J.R. Young	☐	☐	☐

						For	Against	Abstain			For	Against	Abstain

2.	Ratify appointment of Deloitte & Touche as the independent registered public accounting firm.					☐	☐	☐	4. Shareholder proposal regarding political contributions.		☐	☐	☐

3.	Increase authorized common stock from 500,000,000 to 800,000,000 shares.					☐	☐	☐

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signature — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears.

Date (mm/dd/yyyy) — Please print date below.	Signature — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation

ANNUAL MEETING MAY 1, 2008

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 21, 2008, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 1, 2008, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3 and AGAINST proposal 4; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be signed on reverse side.)